Exhibit 10.108

ADMINISTRATIVE SERVICES AGREEMENT

by and among

HEALTH NET, INC.,

HEALTH NET OF THE NORTHEAST, INC.,

                    ,1

UNITED HEALTHCARE SERVICES, INC.,

and

UNITEDHEALTH GROUP INCORPORATED,

Solely with Respect to Section 2.4(b)

Dated December 11, 2009

[1]

Each of the following entities has entered into an Administrative Services Agreement based on this form: Health Net of Connecticut, Inc., Health Net of New Jersey, Inc., Health Net Insurance of New York, Inc., Health Net of New York, Inc. and Health Net Services (Bermuda) Ltd.

The Administrative Services Agreements of Health Net of New Jersey, Inc. and Health Net of New York, Inc. do not contain the provisions regarding Medicare products, plans, or businesses found herein.

The Administrative Services Agreements of Health Net of Connecticut, Inc., Health Net Services (Bermuda) Ltd., Health Net of New York, Inc. and Health Net Insurance of New York do not contain the provisions regarding Medicaid products, plans, or businesses found herein.

The Administrative Services Agreements of Health Net of Connecticut, Inc., Health Net of New York, Inc. and Health Net of New Jersey, Inc. do not contain the provisions regarding the Joint Medicare PDP Contract found herein.

SCHEDULES

1	Administered Contracts
2.1	Additional Administrative Services
2.3	Fraud and Abuse Plan
2.7	Investment Policy
3.4	Subcontractors
10.3(a)	Premiums
10.3(b)	Monthly Premium-by-State Report
10.3(c)	Health Assessments Monthly Accounting
10.3(d)	Reserves Calculation and Methodology
10.3(e)	Income Statements
10.8	Business Transition Services
11.3	Record Retention Policy
12.2	Joint Operating Representatives
16.1	Claims Servicing Agreement

EXHIBITS

1	Health Care Costs
2.5	Administration of Medicare Business
2.6	Administration of Medicaid Business
3.1(a)	Service Standards
13.3(e)	Business Associate Agreement

ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT (this “Administrative Services Agreement”) is made and entered into on December 11, 2009, 2009 (the “Effective Date”), by and among Health Net, Inc., a Delaware corporation (the “Parent”), Health Net of the Northeast, Inc., a Delaware corporation (the “Administrator”), UnitedHealth Group Incorporated, a Minnesota corporation (“UHG”), United HealthCare Services, Inc., a Minnesota corporation (“United”) and                     , a                      (the “Company”) (each a “Party” and collectively the “Parties”). UHG is a Party to this Administrative Services Agreement solely for the purposes of Section 2.4(b).

RECITALS

WHEREAS, the Company and Administrator are parties to the Stock Purchase Agreement (as defined below), which provides for, among other things, the Company and the Administrator to enter into this Administrative Services Agreement;

WHEREAS, the Company has determined that it will wind down its businesses and exit the market in which the Business operates as soon as practicable after the Effective Date;

WHEREAS, the Company wishes to appoint the Administrator to provide certain administrative services with respect to the Business and the Administered Contracts during the period between the Effective Date and the wind down of the Company, and the Administrator desires to provide such administrative services; and

WHEREAS, this Administrative Services Agreement, duly executed by the Parties, must be delivered at the closing of the transactions contemplated by the Stock Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual benefits to be received by the Parties and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

Capitalized terms used in this Administrative Services Agreement but not defined herein, unless otherwise indicated, have the respective meanings assigned to them in the Business Transition Agreement, as applicable.

The following terms shall have the respective meanings set forth below throughout this Administrative Services Agreement:

“Administered Contracts” shall mean the Insurance/HMO Contracts, and the ASO Contracts, and the Medicaid Plan Contract, and the Medicare Plan Contracts, including in each case any Renewal Contracts, each as set forth on Schedule 1 and as updated pursuant to Section 10.3(e), which Schedule 1 shall include, among other items, the name, address, telephone number and plan type of each Contract Holder and the renewal date of each such Administered Contract. The information on Schedule 1, as updated pursuant to Section 10.3(e), may include Nonpublic Personal Information, the treatment of which shall be governed by Section 13.3.

“Administrative Services” shall have the meaning set forth in Section 2.1(a).

“Administrative Services Agreement” means this Administrative Services Agreement.

“Administrative Services Agreements” means, collectively, this Administrative Services Agreement together with each other Administrative Services Agreement entered into pursuant to the Stock Purchase Agreement.

“Administrative Services Fee” means the “fully loaded” amount of the Administrator’s direct and indirect costs and expenses incurred by the Administrator or its Affiliates in connection with the provision of the Administrative Services hereunder.

“Administrator” shall have the meaning set forth in the preamble of this Administrative Services Agreement.

“Affiliate” shall mean any Person controlling, controlled by or under common control with such Person and shall also include any Person 50% or more of whose outstanding voting power is owned by the specified Person either directly or indirectly through Subsidiaries.

“ASO” shall mean administrative services only business, if any, of the Company for employers’ self-funded benefit plans.

“ASO Contracts” shall mean those contracts, if any, in which the Company agrees to provide administrative services with respect to employers’ self-funded benefit plans constituting part of the Business which were entered into by the Company prior to or on the Effective Date or which are Renewal Contracts.

“Bank Account” shall have that meaning set forth in Section 15.1.

“Baseball Arbitrator” shall have that meaning set forth in Section 12.3.

“Books and Records” shall mean claims files, underwriting files, contract form files, rate files and filings, enrollment files, billing files, regulatory compliance files, Broker/Consultant files and records, actuarial support files, franchise tax records, enrollment change history by effective date records, Premium tax records, assessment and state stop-loss/risk pool records, Premium receivable files and information with respect to plan designs and enrollment census information regarding the Company’s membership, whether stored electronically or otherwise, as maintained by the Company, either directly or through an Affiliate or other entity providing administrative services for the Company.

“Brokers/Consultants” shall mean all Persons who are parties to broker, producer, consultant, agency or other similar agreements pursuant to which such Persons arrange for sales of Administered Contracts to Customers. The definition of Brokers/Consultants does not include the Company or Persons who are employees of the Company or its Affiliates.

“Business” means the Company’s business of offering, selling, administering or providing health care benefits under the Administered Contracts, including the Medicare Business and Medicaid Business, as conducted by the Company prior to the Effective Date.

“Business Day” means any day which is not a Saturday, Sunday or legal holiday recognized by the United States of America.

“Business Transition Agreement” means the Business Transition Agreement by and between UHG, Parent, the Administrator, Health Net Life, Inc., UnitedHealthcare Insurance Company, Oxford Health Plans, LLC, and Oxford Health Insurance, Inc. dated as of the Effective Date.

“Buyer TNE Account” shall have the meaning set forth in Section 2.7.

“CAP” shall have the meaning set forth in Section 3.1(c).

“Chosen Courts” shall have the meaning set forth in Section 18.5.

“Claim” or “Claims” means any and all claims, requests, demands or notices made by or on behalf (whether by Providers or otherwise) of Contract Holders for the payment of benefits, payment of amounts owed to Providers who have entered into capitated or other risk-sharing contracts, partial withdrawals, surrenders, returns of Premiums or any other payments or benefits alleged to be due under or in connection with the Administered Contracts, including interest payable thereon in accordance with applicable Law.

“Claimants” shall have the meaning set forth in Section 6.2(a).

“Commissions” means all commissions, expense allowances, benefit credits, service fees, payments and other fees and compensation payable to Brokers/Consultants with respect to the Administered Contracts.

“Company” shall have the meaning set forth in the preamble of this Administrative Services Agreement.

“Contract Holders” means with respect to each Administered Contract, any individual Person identified as a policyholder, enrollee, insured (including any additional insured) or permitted assignee (other than Providers in their capacity as a Provider and not as a Customer) under the Administered Contract, including any Medicare or Medicaid members.

“Covered Services” shall mean such medical, hospital and other health care services eligible for payment or reimbursement pursuant to an Administered Contract.

“Customer” means any Person, other than Administrator or the Company, who is a party to an Administered Contract (except that with respect to group plans maintained by the Administrator with respect to its own employees, the Administrator is also a Customer).

“Effective Date” shall have the meaning set forth in the preamble of this Administrative Services Agreement.

“Equity Interest” means, with respect to any Person, any share of capital stock of, general, limited or other partnership interest, membership interest or similar ownership interest under the Laws of a jurisdiction outside the United States, in such Person.

“Expiration Date” shall have the meaning set forth in Section 16.1.

“Governmental Entity” means any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

“Health Assessments Monthly Accounting” shall have that meaning set forth in Section 10.3(c).

“Health Care Costs” means the costs and expenses reflected on the Company’s general ledger under the accounts set forth on Exhibit 1, Post-Effective Date Assessments, Premium Taxes and Commissions.

“HIPAA” shall have that meaning set forth in Section 13.3(a).

“HN Life” means Health Net Life Insurance Company, a California corporation.

“Insurance/HMO Contracts” means collectively, all contracts of insurance or certificates of coverage or health maintenance organization products constituting part of the Business which were entered into by the Company prior to or on the Effective Date or which are Renewal Contracts, including policies, certificates, riders, binders, slips and certificates (including applications therefor and all supplements, endorsements, riders and agreements in connection therewith), and any other agreements of insurance or reinsurance, and binding quotations written by or on behalf of the Company in connection with the Business prior to or on the Effective Date or in connection with Renewal Contracts.

“Joint Medicare PDP Contract” shall mean Contract Number S5678 between HN Life, Health Net Insurance of New York, Inc. and CMS.

“JOR” shall have that meaning set forth in Section 12.2.

“Law” means any applicable federal, state or local statute, law (including common law), ordinance, regulation, rule, ruling, order, writ, injunction, decree, regulatory settlement or stipulation, including all applicable health care and insurance laws.

“Legal Proceeding” or “Legal Proceedings” shall have the meaning set forth in Section 7.2(a)(i).

“Management Functions” means any function for which the Company may contract only with the approval of an applicable Governmental Entity, including (1) maintenance of the Books and Records; (2) disposition of assets and incurrence of liabilities normally associated with the day to day operations of the Company; (3) implementation of policies affecting the delivery of health care services; (4) Claims payment; (5) implementation of the Company’s budgets and provision for annual audits; (6) quality assurance and improvement activities; (7) any utilization review activity; and (8) investigation of cases of suspected fraudulent and abusive activity and fraud and abuse prevention and reduction activities under the Company’s fraud and abuse prevention plan.

“Material Subcontract” shall have the meaning set forth in Section 3.4.

“Medicaid Business” means the Company’s business of providing services to individuals who receive their coverage under the Company’s Medicaid Plan Contract.

“Medicaid Plan Contract” means the Agreement to Provide HMO Services between Health Net of New Jersey, Inc. and the State of New Jersey, Department of Human Services, Division of Medical Assistance and Health Services (DMAHS), effective October 1, 2000, as amended.

“Medical Management Programs” shall have the meaning set forth in Section 8.4.

“Medicare Business” means the Company’s business of providing services to groups and individuals who receive their coverage under the Company’s Medicare Plan Contracts.

“Medicare Plan Contracts” means the following contracts: (i) Contract Number H0755 between Health Net of Connecticut, Inc. and CMS and (ii) Contract Number H5721 between Health Net Insurance of New York, Inc. and CMS, in each case, including any renewals of such contract[s] through the Expiration Date, and (iii) the Joint Medicare PDP Contract, solely to the extent applicable to Medicare Part D plan members in New York sponsored by Health Net Insurance of New York, Inc.

“Monthly Accountings” shall have the meaning set forth in Section 10.4

“Monthly Compliance Report” shall have the meaning set forth in Section 3.1(d).

“Monthly Premium-By-State Report” shall have the meaning set forth in Section 10.3(a).

“Monthly Premium Tax Accounting” shall have the meaning set forth in Section 10.4.

“Nonpublic Personal Information” shall have that meaning set forth in Section 13.3(a).

“NY Medicare PDP Members” shall have the meaning set forth in Section 9.3.

“Parent” shall have the meaning set forth in the preamble of this Administrative Services Agreement.

“Participating Providers” shall mean those physicians, facilities, and other health care providers who provide Covered Services pursuant to a provider agreement with the Company or the Administrator.

“Party” or “Parties” shall have the meaning set forth in the preamble of this Administrative Services Agreement.

“PBM Services” shall have the meaning set forth in Section 9.1(d).

“Person” shall mean any individual, corporation, partnership, limited partnership, joint venture, limited liability company, trust or unincorporated organization or Governmental Entity or any other entity.

“Post-Effective Date Assessments” shall have that meaning set forth in Section 10.3(c).

“Premiums” means premiums, considerations, deposits and similar receipts with respect to the Administered Contracts.

“Providers” shall mean physicians, facilities, and other health care providers whether or not they are a Participating Provider.

“Quarterly Compliance Report” shall have that meaning set forth in Section 3.1(c).

“Renewal Contracts” shall have that meaning set forth in Article V.

“Representative” shall have that meaning set forth in Section 13.1.

“Retained Services” shall have that meaning set forth in Section 2.3(b).

“Seller Commercial Account” shall have the meaning set forth in Section 2.7.

“Service Standards” shall have that meaning set forth in Section 3.1(a).

“Stock Purchase Agreement” means the Stock Purchase Agreement dated as of July 20, 2009 entered into by and among Oxford Health Plans, LLC, UHG, the Administrator, and the Parent.

“Subcontractor” shall have the meaning set forth in Section 3.4.

“Subsidiary” means, with respect to any Person, any corporation 50% or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50% or more of the total Equity Interest of which, is directly or indirectly owned by such Person. For purposes of this Agreement, all references to “Subsidiaries” of a Person shall be deemed to mean “Subsidiary” if such Person has only one subsidiary.

“Tax” means all taxes, charges, fees, levies or other assessments, however denominated and imposed by a taxing authority whether within or without the United States, including all net income, gross income, gross receipts, sales, use, net proceeds, ad valorem, turnover, real, personal and other property (tangible and intangible), goods and services, capital, transfer, Premium, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, leasing, lease, user, transfer, fuel, excess profits, interest equalization, windfall profits, occupation, custom, duties, fees, assessments or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, any liability for taxes of a predecessor entity, and the recapture of any tax items such as investment tax credits, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of other persons, or with respect to any information reporting requirements imposed by any Governmental Entity.

“Tax Returns” means, collectively, all returns, declarations, reports, claims for refund, information returns and statements required to be filed with any Governmental Entity under applicable federal, state, local or any foreign Tax Law, and all returns, forms or other documents required to be retained by the Company in compliance with applicable Tax reporting and withholding Laws.

“Third Party” shall have the meaning set forth in Section 9.1(d).

“Transition G&A” shall have the meaning set forth in Section 16.2(e).

“UHG” shall have the meaning set forth in the preamble of this Administrative Services Agreement.

“United” shall have the meaning set forth in the preamble of this Administrative Services Agreement.

ARTICLE II.

AUTHORITY; ADMINISTRATIVE SERVICES; RETAINED SERVICES

Section 2.1. Appointment.

(a) Subject to Section 2.3 hereof, the Company hereby appoints the Administrator, and the Administrator hereby accepts such appointment, to provide as an independent contractor of the Company, from and after the Effective Date, on the terms as set forth in this Administrative Services Agreement, administrative services to administer and operate the Business and to administer and comply with the Administered Contracts, including delegated Management Functions, other than the Retained Services (collectively, the “Administrative Services”). The Administrative Services include those services set forth on the attached Schedule 2.1. Nothing in this Administrative Services Agreement shall relieve the Company from any obligation or duty under any existing contract with a Governmental Entity, as set forth in the attached Exhibit 2.5 or Exhibit 2.6.

(b) The Company acknowledges and agrees that, pursuant to applicable Law, it is required to, and shall exercise oversight over the performance of the Administrator’s duties as described herein.

(c) The Company has determined to wind down its business operations. From and after the Effective Date, with respect to each Administered Contract, Administrator shall cease renewing such contracts on behalf of the Company as soon as allowable by applicable Law, except for Renewal Contracts.

(d) For the avoidance of doubt, nothing in this Administrative Services Agreement will require the Administrator to provide Administrative Services other than with respect to the Administered Contracts or the Business.

(e) [The governing authority of Company shall retain ongoing responsibility for statutory and regulatory compliance. Company’s responsibilities are in no way lessened by entering into this Administrative Services Agreement. Any powers not specifically delegated to Administrator through the provisions of this Administrative Services Agreement remain with the governing authority of Company.]2

Section 2.2. Administrative Services.

(a) The Administrator shall serve as the Company’s finance, accounting, marketing, claims and administrative agent for the Administered Contracts, and as the provider of the Administrative Services.

(b) In order for the Administrator to fulfill its obligations pursuant to this Administrative Services Agreement, the Company hereby appoints the Administrator as its attorney-in-fact, and grants the Administrator the authority to act on behalf of the Company with respect to matters arising in the ordinary course of business, to carry out the Company’s obligations under its contracts, including the Administered Contracts and contracts with vendors, and as necessary to perform the Administrator’s duties under this Administrative Services Agreement.

Section 2.3. Retained Authority.

(a) Nothing herein is intended or shall be construed to relieve the Company of ultimate responsibility for compliance with all applicable Law or the terms of the Administered Contracts. [The governing authority of Company shall be responsible for the establishment and oversight of Company’s policies, management and overall operation, regardless of the existence of this Administrative Services Agreement or any other management contract.]3

[2]	This provision is found only in the Administrative Services Agreement of Health Net of New York, Inc.
[3]	This provision is found only in the Administrative Services Agreement of Health Net of New York, Inc.

(b) Notwithstanding any other provision of this Administrative Services Agreement to the contrary, (i) the Company retains any such authority as may be required by Law [sufficient authority and control to discharge its responsibility as the governing authority of Company, including the authority to discharge Administrator]4, and (ii) the Company shall, for the term of this Administrative Services Agreement, continue to provide on its own behalf those administrative services with respect to the Business or the Administered Contracts that are required under applicable Law to be performed by the Company (the “Retained Services”). Specifically, the Company retains (1) direct independent authority to hire or terminate the Company’s chief executive officer; (2) the power to adopt budgets and exercise independent control over the Books and Records; (3) authority over the disposition of assets and the authority to incur on behalf of the Company liabilities not normally associated with the day to day operation of the Company, and in this connection directs the Administrator to wind down the business of the Company as soon as practicable consistent with applicable Law; (4) independent adoption and/or enforcement of policies affecting the operation of the Company and the delivery of health care services; provided that Administrator’s obligations to implement such policies are subject to this Administrative Services Agreement; (5) oversight by the Company of any Management Functions delegated to the Administrator and any other management contractor; (6) underwriting and pricing of the Insurance/HMO Contracts and the Renewal Contracts, subject to Article V; (7) the right to direct the Administrator to perform necessary action required or contemplated by the Administered Contracts or the administration thereof to comply with applicable Law, or to cease performing any action that constitutes a violation of applicable Law; and (8) primary responsibility for the development and implementation of the Company’s fraud and abuse prevention plan, and in that connection hereby adopts the fraud and abuse plan set forth in Schedule 2.3.

Section 2.4. Parent and UHG Guarantees.

(a) Parent hereby guarantees the full, complete and timely performance by the Administrator of the obligations of the Administrator under this Administrative Services Agreement. If the Administrator defaults in the performance of any such obligations, then Parent will perform or cause to be performed such obligation immediately upon notice from the Company or any of its Affiliates specifying the default. The Company or any of its Affiliates may proceed to enforce its rights against Parent from time to time prior to, contemporaneously with, or after any enforcement against the Administrator or without any enforcement against the Administrator. The guarantee set forth in this Section 2.4(a) shall be deemed a continuing guarantee and shall remain in full force and effect until the satisfaction in full of all obligations of the Administrator under this Administrative Services Agreement.

(b) UHG hereby guarantees the full, complete and timely performance by the Company and United of the obligations of the Company and United under this Administrative Services Agreement. If the Company or United defaults in the performance of any such obligations, then UHG will perform or cause to be performed such obligation immediately upon notice from the Administrator or any of its Affiliates specifying the default. The Administrator or any of its Affiliates may proceed to enforce its rights against UHG from time to time prior to, contemporaneously with, or after any enforcement against the Company or United or without any enforcement against the Company or United. The guarantee set forth in this Section 2.4(b) shall be deemed a continuing guarantee and shall remain in full force and effect until the satisfaction in full of all obligations of the Company and United under this Administrative Services Agreement.

[4]	This provision is found only in the Administrative Services Agreement of Health Net of New York, Inc.

Section 2.5. Administration of Medicare Business. The Administrator shall administer the Medicare Business (including any run-out of claims incurred prior to novation or transfer, if any, of such Medicare Business to a Legacy United Entity Plan) as set forth in Exhibit 2.5. To the extent that the provisions set forth in Exhibit 2.5 conflict with any other provisions set forth herein, the provisions of Exhibit 2.5 shall be controlling with respect to administration of the Medicare Plan Contracts.

Section 2.6. Administration of Medicaid Business. The Administrator shall administer the Medicaid Business (including any run-out of claims incurred prior to novation or transfer, if any, of such Medicaid Business to a Legacy United Entity Plan) as set forth in Exhibit 2.6. To the extent that the provisions set forth in Exhibit 2.6 conflict with any other provisions set forth herein, the provisions of Exhibit 2.6 shall be controlling with respect to administration of the Medicaid Plan Contract.

Section 2.7. Investment Authority. Pursuant to the Stock Purchase Agreement, the Company has segregated the cash and securities held by it from time to time into two notional accounts (the “Buyer TNE Account” and “Seller Commercial Account”, as defined in the Stock Purchase Agreement). After the Effective Date, each of the Buyer TNE Account and the Seller Commercial Account shall be credited and debited with cash or securities in accordance with the Stock Purchase Agreement. The Company shall administer and manage all cash and securities deemed to be held in the Seller Commercial Account pursuant to the investment policy attached as Schedule 2.7; provided, however, the Administrator may at any time give the Company express instructions regarding the Seller Commercial Account, which the Company shall be obligated to follow so long as such instructions are not in violation of such investment policy.

ARTICLE III.

STANDARDS FOR SERVICES

Section 3.1. Service Standards.

(a) The Administrator shall perform Administrative Services in all material respects at the level performed by the Administrator (on behalf of the Company) immediately prior to the Effective Date, taking into account the winding up and running out of the Business as contemplated under this Administrative Services Agreement. Without limiting the generality of the foregoing, the Administrator shall provide the Administrative Services in all material respects (i) in accordance with the terms of the Administered Contracts, (ii) in compliance with applicable Law, (iii) consistent with the Company’s historical practices and (iv) in accordance with the standards and targets set forth in the attached Exhibit 3.1(a) (collectively, the “Service Standards”). The Company may not change, amend or alter the Service Standards without the Administrator’s prior written consent; provided, however, to the extent material changes in Law (including changes in interpretation of existing Law by a Governmental Entity) result in a degradation of the Administrator’s ability to comply with the Service Standards, the Parties will cooperate to develop adjustments to the Service Standards, taking into account such change in Law.

(b) Within twenty (20) days after each calendar month after the Effective Date, the Administrator shall prepare and submit to the Company a report of the Administrator’s compliance with the Service Standards for the immediately preceding month and all prior months subsequent to the Effective Date (the “Monthly Compliance Report”), determined in accordance with the past practices of the Administrator and the Company, as applicable, immediately prior to the Effective Date. If the Monthly Compliance Report establishes the Administrator’s non-compliance with any Service Standard during the preceding month, then the Administrator shall promptly take steps, using commercially reasonable efforts, to correct the deficiency. For purposes of this Section 3.1 and Section 16.2, “non-compliance” means the Administrator (or its permitted Subcontractor) failed to meet a Service Standard target set forth in Exhibit 3.1(a).

(c) If the Monthly Compliance Report received by the Company after each calendar quarter (the “Quarterly Compliance Report”) reveals that the Administrator has failed, on average, to comply with any Service Standard for such calendar quarter, the Administrator shall, within ten (10) Business Days after the delivery of such Quarterly Compliance Report to the Company, (i) develop a corrective action plan (“CAP”) with respect to such Service Standard and (ii) shall pay the Company the penalty for the applicable Service Standard, as set forth on Schedule 3.1(a). Each CAP shall include a reasonable estimate of the timeframe expected for implementing the CAP and correcting the Service Standard deficiency. The Company shall approve or disapprove of such CAP within ten (10) Business Days of receipt, such approval not to be unreasonably withheld. If the Company disapproves such CAP, then the Parties shall work together in good faith to arrive at a mutually acceptable CAP. The Administrator shall promptly commence implementation of such CAP upon approval of the CAP by the Company.

(d) In each Monthly Compliance Report submitted to the Company after the approval of a CAP, the Administrator shall include a summary of its compliance with any outstanding CAPs.

(e) The implementation of a CAP does not relieve the Administrator from any monetary penalties due under this Section 3.1 or any indemnification obligation related to the failure to meet any Service Standard.

(f) If the Administrator does not comply with a Service Standard as a result of the Company’s failure to perform a Retained Service (i.e., the Administrator would have achieved the Service Standard but for the Company’s failure to perform such Retained Service) or due to the circumstances described in Section 9.1(b), the Administrator shall be relieved, to the extent permitted by applicable Law, of any obligation to comply with such Service Standard and shall not be obligated to adopt a CAP or pay any monetary penalty unless and until the Company resumes performance of the Retained Service or the Services Standards are adjusted as set forth in Section 9.1(b).

Section 3.2. Systems and Personnel. The Administrator shall provide and maintain necessary facilities, including physical space, systems and trained personnel in sufficient numbers and with sufficient experience, skill and expertise, to perform its obligations under this Administrative Services Agreement in accordance with the Service Standards set forth herein. Prior to the Expiration Date, Administrator shall not sunset, decommission or otherwise eliminate any Claims payment, financial or other systems or databases holding information primarily related to the Business, if such sunset, decommission or elimination would materially impair the Administrator’s ability to meet the Service Standards, without the prior written consent of United (which consent will not be unreasonably withheld or delayed). Notwithstanding the foregoing, nothing in this Section 3.2 shall prohibit the Administrator from migrating the portion or components of existing Claims payment, financial or other systems or databases holding information related to the Medicare Business to other systems or databases maintained by Parent or its Affiliates as of the Effective Date; provided, that following such migration, the Administrator shall still be subject to the Service Standards. Following the Expiration Date, the Administrator may, in its sole discretion, sunset, decommission or otherwise eliminate any Claims payment, financial or other systems or databases holding information primarily related to the Business without the consent of United, in each case, subject to the Administrator’s ability (a) to provide Claims administration services under a Claims Servicing Agreement following the Expiration Date under Section 16.1; (b) to comply with records retention Laws and other applicable Laws; (c) to comply with any continuing obligations under the Administered Contracts; and (d) to respond adequately to Governmental Entity requests and other Legal Proceedings. Notwithstanding anything in this Section 3.2, after any such sunset, decommission or elimination, the Administrator shall maintain back-up of such records, data or other information in a manner as is necessary to comply with any ongoing obligation under the Administered Contracts or as required by applicable Law.

Section 3.3. Compliance; Licensure.

(a) The Administrator shall comply, in all material respects, with all applicable Laws in connection with the performance of its duties hereunder and shall act consistently in all material respects with, and not cause the Company to be out of material compliance with, the terms of the Administered Contracts. Should the Administrator violate any Law relating to the subject matter of this Administrative Services Agreement that results in a fine, penalty or other monetary payment, or settlement imposed (including expense reimbursement) on United or its Affiliates (other than the Company), the Administrator shall bear the expense of such fine, penalty, monetary payment or settlement, unless such expense is identified as a Buyer Cost pursuant to the terms of the Stock Purchase Agreement. The Administrator shall communicate promptly to the Company upon knowledge of the non-renewal, lapse, suspension or termination of any material licenses required by applicable Law in connection with the administration of the Administered Contracts. If, in the ordinary course of operations, the Administrator determines that there exists any material operational concerns or failures with respect to any of the Administered Contracts, the Administrator shall notify the Company and, in consultation with the Company, take all reasonable actions necessary to bring such Administered Contracts into operational compliance.

(b) The Administrator shall use commercially reasonable efforts to ensure that it or any of its Affiliates that is subcontracted to provide any Administrative Services continue to be, and their respective employees, agents and representatives are, or shall become and remain, licensed, in whatever capacity is required, including without limitation utilization review and third-party administrator licenses, by the Governmental Entity of all jurisdictions in which the Company is licensed as of the Effective Date. The Administrator shall bear all costs and expenses relating to its own licensing and the licensing of its employees, agents and representatives.

(c) [The parties acknowledge and agree that this Agreement shall be subject to the requirements of N.J. Rev. Stat. 17B-27B-6 as set forth in the provisions of the Agreement and in the provisions of attached Addendum 1, which is incorporated herein by reference as if fully set forth herein. The provisions of Addendum 1 shall prevail over any provision in the Agreement which may conflict or appear inconsistent with any provision in the Addendum.]5

Section 3.4. Subcontracting.

(a) The Administrator shall not subcontract the performance of (a) any Management Function or (b) any Administrative Services pursuant to an Administered Contract with annual estimated expenditures with respect to the Acquired Business of at least $200,000 to another Person (the “Subcontractor”) (each of (a) or (b), a “Material Subcontract”) without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that in any case, the Company’s consent will not be required (i) if the applicable subcontractor is an Affiliate of the Administrator, (ii) if the Administrator or any of its Affiliates subcontracts an Administrative Service in connection with a program undertaken by Parent or any of its Affiliates substantially on a nationwide basis or (iii) for the subcontracting of any information technology (other than in the case of this clause (iii), information technology supporting Claims processing activities), telephone or similar operations or services. In the event that the Company consents to any such subcontracting, the Administrator shall not be relieved from any of its obligations or liabilities hereunder, including compliance with Law and maintenance of proper licensure, and the Administrator shall remain responsible for all obligations or liabilities of such Subcontractor with respect to the providing of such service or services as if provided by the Administrator. As of the date of this Administrative Services Agreement, the Administrator, Parent or its Affiliates have, and the Company has consented to, agreements with the Subcontractors identified on Schedule 3.4 which are related to the Business. The Administrator represents and warrants that Subcontractors providing Claims processing, data, network or other information technology services through procured or managed third party relationships have the requisite authority under such relationships to provide such services to Administrator or the Administrator has such authority in its own right with respect to such relationships for the purposes of providing the Administrative Services to the Company, except where failure to be so authorized would not reasonably be expected to have a material impact on Administrator’s ability to comply with the Service Standards and to perform the Administrative Services.

(b) [In the event that Administrator proposes to subcontract any Management Functions, the subcontractor must be a signatory to this Administrative Services Agreement and this Administrative Services Agreement must be modified in accordance with section 18.1 herein to expressly provide for the subcontracting of such Management Functions to subcontractor. The subcontractor will be subject to the provisions of 10 NYCRR Subpart 98-1 to the same extent as Administrator, including all termination provisions, provided that the subcontractor may also be terminated by Administrator upon at least ninety (90) days notice and with the prior written approval of the Commissioner of the New York State Department of Health.]6

[5]	This provision is found only in the Administrative Services Agreement of Health Net of New Jersey, Inc.
[6]	This provision is found only in the Administrative Services Agreement of Health Net of New York, Inc.

Section 3.5. Independent Contractor. For all purposes hereof, except as explicitly set forth herein, the Administrator shall at all times solely act as an independent contractor and the Administrator and its Affiliates, on the one hand, and the Company and its Affiliates, on the other hand, shall not be deemed an agent, lawyer, employee, representative, joint venturer or fiduciary of one another, nor shall this Administrative Services Agreement or the Administrative Services or any activity or any transaction contemplated hereby, or any commission or omission by any Party, be deemed to create any partnership, joint venture, agency or employment between the Parties or among their Affiliates. As an independent contractor, the Administrator shall have no liability for obligations of the Company, and all payments of the Company’s obligations by the Administrator shall be made in accordance with Sections 14.1 and 15.2.

Section 3.6. Disaster Recovery. During the term of this Administrative Services Agreement, the Administrator shall, and shall cause its Affiliates to, maintain, in all material respects, backup, business continuation and disaster recovery plans for the operation of the Business and the provision of the Administrative Services as such plans are in effect by the Company on the date hereof.

Section 3.7. Inability to Perform. In the event that the Administrator is unable to perform all or a material portion of the Administrative Services for any reason for a period that can reasonably be expected to exceed five (5) Business Days, the Administrator shall provide notice to the Company of its inability to perform the Administrative Services and shall cooperate with the Company in obtaining an alternative means of providing such Administrative Services that is reasonably acceptable to the Company. Notwithstanding the preceding sentence, the Company may elect to provide the Administrative Services on its own during such interruption of Administrative Services, in which case the Administrator shall provide Company access to its facilities and systems as reasonably necessary for the Company to perform such Administrative Services until such time as the Administrator is able to resume the performance of Administrative Services or an alternative provider can provide such Administrative Services to the reasonable satisfaction of the Company and the Administrator. [In either event, the Company will not arrange for other means of obtaining Administrative Services that the Administrator was to perform, or perform such services on its own behalf, without prior written approval from the New York State Department of Health.]7 Other than in the case of an inability to perform under Section 3.8, the Administrator shall be responsible for all reasonable costs and expenses incurred in order to obtain such alternative means of providing the Administrative Services and in order to restore the Administrative Services.

[7]	This provision is found only in the Administrative Services Agreement of Health Net of New York, Inc.

Section 3.8. Force Majeure. Neither Party shall have any liability for any failure to perform this Administrative Services Agreement if such failure arises out of unforeseeable causes beyond such Party’s control. Such unforeseeable causes may include acts of civil or military authority, war, terrorism, accidents, explosions, sabotage, riots, strikes, lockouts or other labor disturbances, or acts of God, including fires, floods, storms, earthquakes, and natural disasters, or national emergency. A force majeure event shall not include the non-performance or failure of any vendor or subcontractor (unless such non-performance or failure results from an unforeseen cause of the kind described in the preceding sentence). If a Party is unable to perform any provision of this Administrative Services Agreement (including, with respect to the Administrator, the provision of Administrative Services) for any of the reasons described in this Section 3.8, such provision (including, if applicable, the provision of Administrative Services) shall be suspended for the duration, and to the extent of, such force majeure event. The Party experiencing the force majeure event agrees to give the other Party notice promptly following the occurrence of a force majeure event, and to use diligent efforts to re-commence performance as promptly as commercially practicable. Notwithstanding the foregoing, nothing in this Section 3.8 shall be construed as relieving the Administrator of its obligation to implement applicable disaster recovery plans upon the occurrence of a force majeure event and to comply with the provisions of Section 3.6.

ARTICLE IV.

COLLECTION SERVICES

From and after the Effective Date, the Administrator shall assume all rights and responsibilities for the billing, receipt and processing of all Premiums, recoverables, deposits and other amounts with respect to the Administered Contracts, including administering, drawing down and collecting any letters of credit, funds held in or under trust agreements, loss funds, Premium deposits, deductible deposits, outstanding cash advances and any proceeds thereof provided by third-party reinsurers, Brokers/Consultants, Contract Holders or Customers to cover losses and/or reinsurance or other recoverables; provided, that United will provide the Administrator retroactive membership information following the transfer of Company Employer Groups to Legacy United Entities’ Plans to allow the Administrator to apply any membership changes to the Administrator’s systems and adjust Premiums accordingly. The Administrator may initiate litigation relating to collections under this Article IV subject to Section 7.5.

ARTICLE V.

RENEWAL CONTRACTS AND TRANSITION

The Company and its Affiliates intend to transfer the membership (as contemplated by Section 10.8 below) of the Company to Legacy United Entities’ Plans at or before the first renewal of any Insurance/HMO Contract or ASO Contract following the Effective Date. However, the Company may choose or may be required by applicable Law to renew Insurance/HMO Contracts or ASO Contracts until the date on which the Company is no longer obligated by applicable Law or the terms of any such ASO Contract to offer such renewal. The Company will not write new business or renew any Administered Contracts beyond such date without the Administrator’s prior written consent, except (i) for new or renewal contracts arising from quotations outstanding as of the Effective Date; provided that the effective date for such new or renewal contracts is not later than ninety (90) days after the Effective Date or such later date as applicable if such quotations are irrevocable, and provided further that the Administrator shall have the right to rescind, on behalf of the Company, any quotes outstanding after the Effective Date in accordance with applicable Law; (ii) with respect to those Insurance/HMO Contracts that are guaranteed renewable such that they cannot, by their terms or under applicable Law, be terminated at such time by notice from, or by other unilateral action initiated or taken by, the Company; or (iii) for Medicare and Medicaid business (for which the Company and its Affiliates shall not write new business or renew any Administered Contracts except as contemplated pursuant to the Stock Purchase Agreement) (any new contract or contract so renewed due to the requirements of applicable Law or in compliance with this sentence, a “Renewal Contract”). The Administrator shall be responsible for providing the Administrative Services for the Renewal Contracts. The Administrator shall, upon consultation with the Company, determine the applicable fees or rates and term of any such required renewal, and unless otherwise agreed by the Parties, any such required renewal by the Administrator on behalf of the Company shall be renewed for a term that is limited to the minimum requirements of such guarantees or applicable Law.

ARTICLE VI.

CLAIMS HANDLING

Section 6.1. Claim Administration Services. From and after the Effective Date, the Administrator shall acknowledge, consider, review, deny, settle, pay or otherwise dispose of each Claim reported under each Administered Contract. Notwithstanding the preceding sentence, the Company retains the final binding and exclusive discretionary authority with regard to the administration and disposition of all Claims.

Section 6.2. Description of Claim Administration Services. Without limiting the foregoing, the Administrator shall, consistent with the past practices of the Company, to the extent such practices are compliant with applicable Law:

(a) provide claimants under the Administered Contracts and their authorized representatives (collectively, “Claimants”), with Claim forms or with access to Claim forms available for download or printing via the Company’s website as allowed by applicable Law, and provide instructions on how to submit a Claim upon request by such Claimants to Claimants in connection therewith;

(b) establish, maintain and organize Claim files and maintain and organize other Claims-related records;

(c) receive, process, and evaluate Claims filed by or on behalf of Customers or Contract Holders, determine whether the Claimant is eligible for benefits and if so, the nature and extent of such benefits, and pay such Claims in accordance with the terms and conditions of the Administered Contracts and the Law or propose to deny, in accordance with the terms and conditions of the Administered Contracts and the Law, or deny such Claims in whole or in part;

(d) provide Claimants with written notice of approval or disapproval of Claims and discharging other contractual obligations under the Administered Contracts, including issuances of explanation of benefits and provider remittance advices;

(e) respond to all written or oral Claims-related communications that the Administrator reasonably believes to require a response or as required by applicable Law;

(f) maintain a record of any appeals and grievances with respect to the Administered Contracts in accordance with applicable requirements of Governmental Entities and provide a copy of such log upon Company’s request; and

(g) comply in all material respects with all applicable Laws of any Governmental Entity related to Claims processing or payment, including prompt pay Laws.

ARTICLE VII.

REGULATORY AND LEGAL PROCEEDINGS

Section 7.1. Regulatory Complaints and Proceedings.

(a) From and after the Effective Date, but subject to Section 2.3, the Administrator shall:

(i)	respond to any Claims payment related complaints or investigations made by any Governmental Entity with respect to the Business (including relating to Contract Holder or Provider payment complaints or assertions of improper or unfair practices and procedures) within the Governmental Entity’s requested time frame for response (including any extensions thereof) or, if no such time frame is provided, within the time frame as allowed by applicable Law; provided, that, subject to meeting such time frames (including any extensions thereof), if the complaint or investigation involves a material issue, the Administrator shall provide promptly a copy of such response to the Company for its prior review, reasonable comment (which the Administrator shall substantially incorporate into any response) and reasonable approval; provided, further, that if the time frame for response makes the Company’s prior review impractical, the Administrator shall promptly provide a copy of such response to the Company after submitting such response;

(ii)	promptly notify the Company of any written non-Claims payment related complaints or investigations initiated by a Governmental Entity with respect to the Business and relating to a material issue and of any proceedings (either Claims or non-Claims related) initiated by a Governmental Entity with respect to the Business, and prepare and send to the Governmental Entity, with a copy to the Company, a response within the Governmental Entity’s requested time frame for response (including any extensions thereof) or, if no such time frame is provided, within the time frame as allowed by applicable Law; provided, that, subject to meeting such time frames (including any extensions thereof), if the complaint or investigation involves a material issue, the Administrator shall provide promptly any response to the Claims or non-Claims related complaints or investigations to the Company for its prior review, reasonable comment (which the Administrator shall substantially incorporate into any response) and reasonable approval; provided, further, that if the time frame for response makes the Company’s prior review impractical, the Administrator shall promptly provide a copy of such response to the Company after submitting such response;

(iii)	supervise, assume and control the investigation, contest, defense and/or settlement of all complaints, investigations and proceedings by Governmental Entities related to the Business; provided, however, that Company shall have the right to choose to participate in or control (at the Company’s option) in the investigation, contest, defense and/or settlement of any complaints, investigations and proceedings by Governmental Entities related to the Business; provided, further, that Administrator shall obtain the Company’s consent with respect to the settlement of any such complaints, investigations or proceedings by Government Entities related to a material issue, which consent the Company shall exercise in its sole discretion; and

(iv)	at the Company’s request, provide to the Company a report in a form substantially similar to the type of reports used by the Company immediately prior to the Effective Date with respect to any such complaints, investigations or proceedings by Governmental Entities and copies of any files or other documents that the Company may reasonably request in connection with its review of these matters. The Administrator will cooperate to provide supplemental information with respect to any such complaints, investigations or proceedings by Governmental Entities reasonably requested by the Company from time to time.

(b) The Company shall have the right to timely review and approve all filings submitted to any Governmental Entity related to the Company, to attend and/or lead (in the Company’s sole discretion) any meetings with Governmental Entities related to the Company, and shall retain the authority to control, at any time, all interactions related to complaints, investigations, or proceedings by Governmental Entities related to the Company; provided that any such review and approval process does not prejudice the Administrator’s ability to respond in a timely and complete manner to such Governmental Entities.

Section 7.2. Legal Proceedings.

(a) From and after the Effective Date, but subject to Section 2.3, the Administrator shall:

(i)	notify the Company promptly of any lawsuit, arbitration or other dispute resolution proceedings (“Legal Proceeding(s)”) to the extent known to the Administrator that are instituted with respect to any matter relating to the Business other than any grievances or appeals with respect to Provider or Contract Holder disputes that are reviewed and decided solely by the Company or that do not constitute a material issue, within such time as to permit timely response by the Company and in no event more than five (5) Business Days after receipt of notice thereof, and promptly furnish to the Company copies of all pleadings received in connection with any such Legal Proceeding (other than grievances or appeals with respect to Provider or Contract Holder disputes that are reviewed and decided solely by the Company or that do not constitute a material issue); provided, however, that promptly following receipt of notice of any Legal Proceeding, in a collaborative effort to reduce administrative costs, the Administrator shall provide pleadings to the Company with respect to such Legal Proceeding unless the Company provides notice to the Administrator that the Company does not wish to continue to receive pleadings with respect to such Legal Proceeding;

(ii)	supervise, assume and control the investigation, contest, defense and/or settlement of all Legal Proceedings with respect to the Business and in the name of the Company; provided, however, that Company shall have the right to choose to participate in or control the investigation, contest, defense and/or settlement of any Legal Proceeding at any time; provided, further, that the Administrator shall obtain the Company’s consent for any settlement of a Legal Proceeding related to a material issue (other than a Legal Proceeding related to a material issue falling solely under clause (b) of the definition of “material issue”; provided that Administrator shall provide the Company notice prior to the settlement of such Legal Proceeding), which consent the Company shall exercise in its sole discretion; and

(iii)	promptly respond to any request by the Company for information on the progress of any Legal Proceedings handled by the Administrator in which the Company is named a party and, at the Company’s request, provide to the Company a report summarizing the nature of such Legal Proceedings, and copies of any files or other documents that the Company may reasonably request in connection with its review of these matters.

(b) The Company shall have the right to timely review and approve all material court filings in any Legal Proceeding related to a material issue; provided that such review and approval process does not prejudice the Administrator’s ability to defend the Legal Proceeding.

(c) In the event any Legal Proceeding engaged in by Administrator pursuant to the terms of this Administrative Services Agreement continues beyond the Expiration Date, Administrator shall make available to the Company all necessary Books and Records, documents, legal work product (created at the request of the Administrator on behalf of the Company), and provide reasonable access to personnel (all at Administrator’s cost) in the event that the Company chooses to assume the control of such Legal Proceeding. The assumption of control of such a Legal Proceeding by the Company shall not relieve the Administrator or the Administrator’s Affiliates of any indemnification obligations. If the Company chooses not to assume control of any such Legal Proceedings, the Administrator shall be obligated to continue its management of such Legal Proceedings pursuant to the terms of this Administrative Services Agreement.

(d) [The New York State Department of Health shall be given notice of any arbitration or other dispute resolution proceedings and shall not be bound by any decision arising from arbitration or other dispute resolution proceedings.]8

Section 7.3. Notice to Administrator. The Company shall give prompt notice to the Administrator of any Legal Proceeding made or brought against the Company after the Effective Date arising under or in connection with the Business, to the extent known to it within such time as to permit timely response by the Administrator, and in no event more than five (5) Business Days after receipt of notice thereof, and shall promptly furnish to the Administrator copies of all pleadings received in connection therewith. The Company’s failure to provide notice pursuant to the terms of this Section 7.3 shall not be deemed a waiver of the Company’s or its Affiliates’ right to indemnification under the Stock Purchase Agreement other than to the extent that such failure prejudices the defense of the Legal Proceeding by the Administrator.

Section 7.4. Final Authority. Notwithstanding the foregoing, the Parties recognize that, as the issuing company, the Company retains the final authority with respect to the resolution of any complaints, investigations or proceedings by Governmental Authorities and any Legal Proceeding, with respect to which it shall take into account the recommendations of the Administrator provided to the Company.

Section 7.5. Initiation of Litigation. The Administrator shall not have the authority to institute any legal action on behalf of the Company relating to the Business against any Member, Provider, Broker/Consultant or Contract Holder, in each case in their capacity as such, or Governmental Entity, without the written consent of the Company, which consent may be withheld in the sole discretion of the Company. For the avoidance of doubt, notwithstanding the foregoing, the Administrator shall have the authority to institute any legal action on behalf of the Company relating to the Business against any Person other than a Member, Provider, Broker/Consultant or Contract Holder, in each case in their capacity as such, or Governmental Entity; provided, that in such matters, the Administrator shall receive the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Should the Administrator recommend, in good faith and consistent with past practice of the Company, the initiation of any legal action referenced in the preceding two sentences (to the extent such action reasonably alleges amounts owed to the Company or involves fraud and abuse with respect to the Administered Contracts) in order to make claims against parties for monetary damages potentially due to the Company, and should the Company refuse to give such consent, then United will pay to the Administrator the amount of the mutually agreed upon monetary damages, to the extent the damages would not be a Buyer Cost (as defined in the Stock Purchase Agreement), that would become due to the Company were the Company to bring a legal action against such third party and prosecute such legal action to conclusion, excluding any alleged punitive or consequential damages. To the extent United and the Administrator are unable to mutually agree on the amount of the monetary damages due the Company, such dispute shall be subject to arbitration pursuant to Section 12.3, and upon final resolution thereof, United will pay to the Administrator the amount of damages determined by the Baseball Arbitrator within five (5) Business Days.

[8]	This provision is found only in the Administrative Services Agreement of Health Net of New York, Inc.

Section 7.6. Cooperation. In the event that the Company participates in, at any level or at any time, assumes the lead of any investigation, contest, defense and/or settlement of any complaints, investigations and proceedings by Governmental Entities related to the Business or any Legal Proceeding, or initiates litigation with respect to the Business, the Administrator shall and shall cause its Affiliates, attorneys, employees, and agents to reasonably cooperate with the Company. In addition, the Company shall and shall cause its Affiliates, attorneys, employees, and agents to reasonably cooperate with the Administrator with respect to any investigation, contest, defense and/or settlement of any complaints, inquiries and proceedings by Governmental Entities related to the Business or any Legal Proceeding lead by the Administrator. Such cooperation contemplated by this Section 7.6 of either Party shall include the execution of affidavits, appearances, testimony and production of documents pursuant to federal and state criminal and civil subpoenas, depositions, interrogatories and other requests.

Section 7.7. Material Issue Definition. For the purposes of this Article VII only, “material issue” shall mean (a) with respect to a matter involving a Governmental Entity, any issue (or series of related issues) involving an amount (as reasonably determined by the Administrator based on available information) equal to or more than $200,000, (b) with respect to any other Legal Proceeding (not involving a Governmental Entity), any issue (or series of related issues) involving an amount (as reasonably determined by the Administrator based on available information) equal to or more than $500,000, (c) any commitment, including any operational commitment, market under-taking, or any obligation on the Company or any of its Affiliates required by a Governmental Authority or pursuant to a Legal Proceeding, that would limit the ability of the Company to wind-down the Business, or (d) any issue which the Company reasonably determines could have an adverse consequence or impact (other than an immaterial consequence or impact) on the operations of United or its Affiliates.

ARTICLE VIII.

MISCELLANEOUS SERVICES

Section 8.1. Contract Holder and Customer Services. From and after the Effective Date, subject to Section 2.3, the Administrator shall provide all Contract Holders and Customer services in connection with the Administered Contracts, including the following:

(a) preparing and mailing all necessary, required or appropriate Contract Holder statements, reports and communications, including Premium notices;

(b) providing usual and customary services for Contract Holders, including processing reinstatements, cancellations or other changes provided for under the Administered Contracts and calculations relating thereto;

(c) processing all necessary Customer notifications and collections in connection with the Administered Contracts;

(d) answering all inquiries relating to the Administered Contracts; and

(e) processing all necessary Contract Holder Tax reporting, Customer notifications and collection in connection with the Administered Contracts.

Section 8.2. Brokers/Consultants. The Administrator, on behalf of the Company at the Company’s expense, shall calculate and pay all Commissions to Brokers/Consultants entitled thereto for the Administered Contracts; provided that United will provide the Administrator retroactive membership information following the transfer of Company Employer Groups to Legacy United Entities’ Plans (to allow the Administrator to apply any membership changes to the Administrator’s systems and adjust Commissions accordingly); provided further that the Administrator’s obligation to calculate and pay such Commissions shall cease upon termination, non-renewal or novation to United (or its Affiliates, as applicable) of such Administered Contracts, or such other transfer of membership under a Medicare Plan Contract to a contract between CMS and United (or its Affiliates, as applicable), as CMS may allow, and United (or its Affiliates, as applicable) shall be obligated to calculate and pay Commissions to Brokers/Consultants entitled thereto for periods following any such novations, in the case of Administered Contracts novated to United or its Affiliates, or following any such transfer of membership under a Medicare Plan Contract, and for periods following the transfer of Company Employer Groups to Legacy United Entities’ Plans. The Administrator shall be responsible for monitoring and complying with all applicable regulatory and licensing requirements relating to Brokers/Consultants for the Administered Contracts including requirements established by the Centers for Medicare & Medicaid Service, as applicable.

Section 8.3. Call-Centers; Inquiries and Complaints. The Administrator shall maintain telephone call-center operations to accept and respond to inquiries, requests for information or complaints during normal business hours or as required by Law, by Customers, Contract Holders and Providers in connection with the Administered Contracts. As of the Effective Date, the Company has adopted and maintains a grievance and complaint resolution plan for the resolution of Customer, Contract Holder or Provider appeals, grievances and complaints that is the same as the plan in effect for the Business immediately prior to the Effective Date. From and after the Effective Date, such plan shall be amended solely to the extent necessary to comply with applicable Law. The Administrator shall operate the telephone call-centers and such plan in all material respects in the same manner as the call center and plan were operated by Administrator immediately prior to the Effective Date, taking into account the winding up and running out of the Business as contemplated under this Administrative Services Agreement and in consideration of any permitted amendments of such plan by the Company. The Company (a) is entitled to send a representative or representatives to any proceeding involving a Customer, Contract Holder or Provider, and (b) has the final binding and exclusive discretionary authority with regard to the management and handling of all Customer, Contract Holder and Provider appeals, grievances or complaints arising from the Business.

Section 8.4. Utilization Management. The Administrator shall perform utilization management including utilization review, case management, disease management, or quality assurance (“Medical Management Programs”) in connection with the Business in all material respects in the manner performed by the Administrator (on behalf of the Company) immediately prior to the Effective Date, taking into account the winding up and running out of the Business as contemplated under this Administrative Services Agreement[.] [:]

(a) [Quality Assurance/Quality Improvement Standards. Administrator shall utilize Company’s quality assurance and quality improvement standards.

(b) Utilization Review Standards. Administrator shall utilize Company’s clinical review standards for utilization review, or Company shall approve of Administrator’s clinical review standards, if such standards are substantially equivalent to those of Company and to those of other management contractors performing similar functions for the same or similar services. Administrator’s utilization review processes must comply with article 49 of the N.Y. Public Health Law and must be approved by the Commissioner of the New York State Department of Health. Administrator hereby represents and warrants that it is a registered utilization review agent, as defined in article 49 of the N.Y. Public Health Law.]9

Section 8.5. Coordination of Benefits. The Administrator shall conduct coordination of benefits consistent with the terms of the Administered Contracts in connection with the Business in all material respects in the manner performed by the Administrator (on behalf of the Company) immediately prior to the Effective Date, taking into account the winding up and running out of the Business as contemplated under this Administrative Services Agreement.

Section 8.6. Risk Management. The Administrator and United shall cooperate to maintain an appropriate risk management program on behalf of the Company, with such program to include the operation of an effective corporate compliance program. United shall make available to the Company appropriate types and levels of insurance coverage (with risk reduction levels consistent with the historical practice of the Company) at United’s incurred incremental cost.

[9]	These provisions are found only in the Administrative Services Agreement of Health Net of New York, Inc.

ARTICLE IX.

CERTAIN ACTIONS BY THE COMPANY

Section 9.1. Provider Network Access.

(a) Subject to the Administrator’s responsibilities under Section 8.3, the Company and its Affiliates shall be responsible for Participating Provider contracting and Participating Provider relations with respect to the Business (but only with respect to contracts to which the Company is a party); provided, however, that the Administrator shall be responsible for contracting for and administering mental health and pharmaceutical Provider networks and benefits for the Company as set forth in Section 9.1(d). With respect to new or renewal Provider contracts, the Company and its Affiliates shall not intentionally seek to impose higher rates for Providers under a Company Provider contract in order to favor United Affiliates, other than the Acquired Companies, with such Provider; provided, however, the Parties acknowledge that such efforts will be affected by the fact that the Company is winding down the Business.

(b) The Company and its Affiliates shall promptly provide the Administrator with a copy of any proposed amendment to or renewal of a Provider contract with respect to the Business that changes the reimbursement structure with such Provider or any proposed new Provider contract with respect to the Business for the Administrator’s prior review and reasonable approval solely for the purpose of determining that Administrator is able to administer such Provider contract without incurring undue cost or expense inconsistent with the Company’s past practice (whether for systems implementation, loading, manual administration or otherwise) and without degradation of its ability to comply with the Service Standards. The Company will consider the Administrator’s reasonable input with respect to proposed changes to Provider contracts to improve administrative efficiency and reduce costs (including systems implementation, automatic payment, and ease of loading). To the extent new or renewal Provider contracts result in a degradation of the Administrator’s ability to comply with the Service Standards, the parties will cooperate to develop adjustments to the Service Standards, taking into account such new or renewal Provider contracts. The Company may not terminate any Provider contract without the Administrator’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) If necessary to maintain sufficient network adequacy for the Business or to meet the Company’s expected medical costs per unit on an aggregate basis, United will permit (or cause one or more of its Affiliates to permit) the Company access to certain Provider contracts and rates of the Company’s Affiliates for the purpose of providing services to Contract Holders covered under the Administered Contracts and only as allowed by such Provider contracts and applicable Law; provided, however, that the United and its Affiliates shall not intentionally seek to charge the Company higher rates than those charged to any of the Company’s Affiliates for similar services. In the event such access is necessary and permissible, the Parties will mutually agree upon a reasonable transition plan, on a case-by-case basis, before access to such Provider contracts as set forth in this Section 9.1 will begin.

(d) The Company acknowledges and agrees that the agreements between the Company and Health Net Pharmaceutical Services, Inc. and MHN Services, Inc. with respect to pharmacy benefit management services (including mail order, retail network, claims processing, specialty pharmacy and other administrative services) (collectively “PBM Services”) and behavioral health services respectively, are expected to remain in effect as of the Effective Date with such amendments as are necessary to effectuate the purposes of this Administrative Services Agreement and the Stock Purchase Agreement. The Administrator shall administer such agreements substantially in the same manner as such contracts were administered prior to the Effective Date. The Administrator represents that all agreements for PBM Services that are in effect as of the Effective Date, or that are entered into by the Administrator on behalf of the Company after the Effective Date, contain competitive information that is confidential to the vendor, manufacturer, and other third parties (each a “Third Party”) and to the Administrator’s Affiliates. The Administrator represents that disclosure of pricing or other confidential or competitive information directly to the Company or its Affiliates could result in termination of such agreements or allegations of breach by any such Third Party, or otherwise result in a loss of competitive pricing and terms for the Company. The Administrator and the Company agree to cooperate to obtain permission from such Third Parties to provide limited personnel of the Company with access to a redacted version of any such agreements for PBM Services, solely on a need-to-know basis; provided, however, that the failure to obtain the permission of any such Third Party shall not excuse the performance of the Company’s obligations under this Administrative Services Agreement or otherwise constitute a breach by the Administrator of its obligations hereunder. The Company may confirm that it is receiving the benefit of the PBM Services by engaging an independent auditor reasonably acceptable to the Administrator, to perform a confidential review of such agreements of which the Company is not a party. Prior to performing the confidential review, the independent auditor shall enter into a confidentiality agreement, reasonably acceptable to the Administrator and the applicable Third Party. For any agreement with a Third Party for PBM Services that is required to be filed with or approved by a Governmental Entity, the Administrator shall file, and cooperate with the Company in obtaining any required Governmental Entity approvals of, such agreements and any related amendments; provided that such filing shall not relieve the Parties of their obligations or representations set forth in this Section 9.1(d).

Section 9.2. Filings. Subject to Section 2.3, if required by applicable Law, the Company shall prepare any filings required to be made with any Governmental Entity that relate to the Administered Contracts, including filings with guaranty associations and filings of Premium Tax Returns with taxing authorities. Pursuant to Article X, if the Company is required to make any such filings, the Administrator shall provide promptly to the Company all information with respect to the Administered Contracts that Administrator possesses that may be reasonably required for the Company or for the Administrator on behalf of the Company to prepare such filings and Tax Returns.

Section 9.3. [Joint Medicare PDP Contract. The Company acknowledges and agrees that the Joint Medicare PDP Contract is expected to remain in effect as of the Effective Date with such amendments as may be necessary to effectuate the purposes of this Administrative Services Agreement. From the Effective Date through December 31, 2010, the Administrator shall administer the Joint Medicare PDP Contract substantially in the same manner as such contract was administered with respect to the Medicare Part D plan members in New York sponsored by the Company prior to the Effective Date (the “NY Medicare PDP Members”) and as otherwise required hereunder. Only to the extent that certain Joint Enterprise Agreement by and between HN Life, Health Net Insurance of Connecticut and Health Net Insurance of New York, Inc., dated March 31, 2005, as amended, is not terminated, United shall, or shall cause the Company to, prepare and submit to CMS the application for the 2011 fiscal year and any fiscal years thereafter with respect to the NY Medicare PDP Members, including any requests required to separate out the NY Medicare PDP Members from the Joint Medicare PDP Contract; provided, however, in the event the Closing has not occurred as of the deadline for submitting such application, Parent shall cause the Company and HN Life, respectively, to prepare and submit to CMS separate applications with respect to the NY Medicare PDP Members and all other Medicare Part D plan members sponsored by HN Life. For the avoidance of doubt, (a) as long as the Closing occurs before the deadline for submitting the application for the NY Medicare PDP Members, neither Parent nor the Administrator shall have any obligation to assist the Company or United with, or to prepare or submit, such application, and (b) Parent and its Affiliates retain the right to prepare and submit to CMS an application for the 2011 fiscal year and any fiscal years thereafter with respect to all Medicare Part D plan members sponsored, or to be sponsored, by HN Life or any of Parent’s other Affiliates.]10

[10]	This provision is found only in the Administrative Services Agreement of Health Net Insurance of New York, Inc.

Section 9.4. [Vendor Agreements. Company and Administrator each acknowledges that on the Effective Date Company has also executed (i) an Amendment to the November 1, 2003 Administrative Services Agreement by and between MHN Services and Company; and (ii) an Amendment to the November 28, 2007 Pharmacy Benefits Management Services Agreement by and between Health Net Pharmaceutical Services (“HNPS”) and Company (and CaremarkPCS Health, L.P. for the limited purpose of acting as a subcontractor of HNPS with respect to the provision of delegated management services for claims processing) (the “Vendor Agreements”). Company shall notify the New York State Department of Health of any event or occurrence related to this Administrative Services Agreement that would cause a change in the terms or conditions, including termination or expiration, of either of the Vendor Agreements. Such notice shall be specific in identifying the Vendor Agreement to be affected, the parties involved, the nature of the change, and, as appropriate, the date of the termination or expiration. In the event that the event or occurrence related to this Administrative Services Agreement causes a termination or material amendment of a Vendor Agreement, such notice shall be submitted to the Department at least 90 days prior to proposed implementation and shall be effective only with the prior written consent of the Department.]11

ARTICLE X.

REGULATORY MATTERS AND REPORTING

Section 10.1. Regulatory Compliance and Reporting. At the Company’s reasonable request, during the term of this Administrative Services Agreement, the Administrator shall (a) provide the Company with information with respect to the Business that the Administrator possesses, as is reasonably required to satisfy any requirements imposed by any Governmental Entity, (b) prepare reports and summaries, including statistical summaries and certifications, as are reasonably required to satisfy any requirements imposed by a Governmental Entity upon the Company with respect to the Business, (c) file, or provide to the Company to file if required by Law, any filings required to be made with any Governmental Entity that relate to the Business, and (d) assist and cooperate with the Company in a commercially reasonably manner in connection with any market conduct, financial or other Governmental Entity examinations to the extent related to the Business. With respect to any Governmental Entity report or filing the Administrator is obligated to file, the Administrator shall provide a draft of such report or filing to the Company as soon as possible but no later than fifteen (15) days prior to any submission deadline in order for the Company to review and revise such report or filing, as necessary, and shall periodically provide the Company with additional updated drafts that include all material changes prior to such submission deadline; provided that, the Administrator shall submit a substantially final draft to the Company no later than one (1) day prior to such report or filing’s deadline; and provided further, that if the time frame for submission of the report makes the Company’s prior review impractical, the Administrator shall work cooperatively with the Company to permit the Company to fulfill its legal and fiduciary obligations with respect to the filing of such report. The Administrator shall notify the Company of any required filing that may be filed in an untimely manner.

[11]	This provision is found only in the Administrative Services Agreement of Health Net of New York, Inc.

Section 10.2. Financial Reporting and Accountings. The Administrator shall be responsible for financial reporting and accounting for the Company, including maintaining the Company’s general ledger and financial records, preparing financial regulatory filings, preparing minimum loss ratio and high claimant filings, reconciling general ledger accounts, conducting monthly claims reserve valuation, and facilitating annual independent public accountant audits. With respect to each accounting or report required to be filed with a Governmental Entity by the Company, the Administrator shall provide a written certification to the Company in the same form that the Company is required to provide a certification to the Governmental Entity, if any. Notwithstanding the scheduled reporting obligations identified in this Article X, in the event that Administrator has actual knowledge of a material change in the financial operations or status of the Business (for example, the occurrence of a material write-off or a material change in the risk adjustment factor with respect to the Medicare Business), the Administrator shall promptly notify the Company and shall cooperate with the Company to provide additional information the Company may need to assess such material change. Further, for any other accounting or report, the Administrator shall provide a certification that such accounting or report has been prepared in good faith and consistent with the past practices of the Company and the Administrator, as applicable. In addition, the Administrator shall disclose the key assumptions (other than those already set forth in such accounting or report) used in preparing such accounting or report, and shall disclose if different controls were used in preparing such accounting or report than those maintained by Parent under the Sarbanes-Oxley Act of 2002. Without limiting the preceding, upon the Company’s or Company’s auditor’s request, the Administrator shall provide, in a reasonably timely manner, to the Company:

(a) reports and summaries of transactions (and upon request of the Company, detailed supporting records) related to the Business as may be reasonably required for use in connection with the preparation of the Company’s statutory and GAAP financial statements, Tax Returns and other required financial reports and to comply with the requirements of the Governmental Entities having jurisdiction over the Company. Upon the Company’s reasonable request, the Administrator shall file such reports on behalf of the Company; provided, however, all such Tax Returns shall be prepared and filed by the Company, except as otherwise provided in Section 10.4; and

(b) upon the Company’s or Company’s auditor’s request, the Administrator shall provide to the Company (i) an opinion of an actuary reasonably acceptable to the Company as to the adequacy of statutory reserves for the Insurance/HMO Contracts and the Renewal Contracts, prepared according to accepted actuarial standards of practice, and as otherwise required for regulatory reporting purposes and (ii) an analysis which supports such opinion; provided that if the Company requests more than two (2) such opinions in any 12-month period, United shall bear the costs of any such additional opinions.

(c) [Administrator will provide annual reports on its financial operations to Company and, upon request, any operational data requested by Company, the Commissioner of the New York State Department of Health, or the Superintendent of the New York State Department of Insurance.]12

Section 10.3. Monthly Reports. Subject to Section 10.3(e) below, as soon as available and in no event later than fifteen (15) Business Days after the end of each calendar month, the Administrator shall prepare and submit to the Company a report in the form attached as Schedule 10.3 setting forth the following information:

(a) all (i) Premium paid, earned and unearned, and unpaid for such month, (ii) Claims reported, paid, denied and open, and any capitation payments made, during such month, Claims previously reported and still open and claims previously reported and closed, each on a product level basis (e.g., commercial, Medicare, Medicaid), and (iii) Commissions paid and earned during such month;

(b) the billed Premium by state with respect to the Insurance/HMO Contracts and the Renewal Contracts for such month (the “Monthly Premium-By-State Report”), accompanied by supporting records as the Company or its auditors shall reasonably request;

(c) a written statement of accounting in the form attached as Schedule 10.3(c) (each, an “Health Assessments Monthly Accounting”) setting forth amounts assessed with respect to insolvency funds and guarantee assessments, CHIP assessments, NYHCRA surcharges and NY Insurance Department, Regulation 146 assessments, covered lives assessments and other health related assessments for high-risk pools, reinsurance pools and other similar pools against or payable by the Company on a reported and restated basis (collectively, the “Post-Effective Date Assessments”);

(d) the amount of actuarial Claims reserves that the Company calculates on a monthly basis with respect to the Insurance/HMO Contracts, consistent with the Company’s past practices in effect immediately prior the Effective Date (excluding various adjustments and calculations to be made on a quarterly basis in connection with preparing and submitting the Company’s quarterly statutory financial statements), accompanied by such supporting records as shall be reasonably sufficient to indicate how reserves have been calculated. In addition, the Administrator shall indicate any material changes in the reserve methodology used by the Administrator in calculating statutory reserves for the Insurance/HMO Contracts and the Renewal Contracts;

[12]	This provision is found only in the Administrative Services Agreement of Health Net of New York, Inc.

(e)(i) a reported income statement by line of business (e.g., commercial, Medicare and Medicaid), which would include Premiums, other/investment income, medical expenses, Premium Taxes, Commissions and SG&A to identify pre-tax and net income amounts; (ii) a restated partial income statement by line of business (e.g., commercial, Medicare and Medicaid), which would include Premiums, medical expenses, Premium Taxes and Commissions to identify gross margin amounts; and (iii) a restated income statement, which would include Premiums, other/investment income, medical expenses, Premium Taxes, Commissions and SG&A to identify pre-tax and net income amounts; provided, however, in the case of the foregoing clauses (ii) and (iii), the Administrator shall prepare and deliver to the Company a report no later than fifteen (15) Business Days after the last preceding calendar quarter; and

(f) an update to Schedule 1 reflecting all Administered Contracts in effect at the end of such month.

Section 10.4. Tax Reports.

(a) Within fifteen (15) Business Days after receipt by the Company of the Monthly Premium-By-State Report, the Administrator shall prepare and submit to the Company a written statement of accounting in a form and containing such information to be agreed upon by the Parties hereto (each, a “Monthly Premium Tax Accounting”, and together with the Health Assessments Monthly Accountings, the “Monthly Accountings”) setting forth the estimated Premium Taxes arising from all collected Premiums attributable to such month.

(b) The Administrator shall prepare all Premium Tax Returns of the Company. All such Premium Tax Returns shall be prepared in a manner consistent with past practice, to the extent such past practice complies with applicable Law. As soon as possible, but no later than ten (10) days prior to the due date (including extensions) for filing such Premium Tax Returns, the Administrator shall deliver the Premium Tax Returns to the Company for its review, comment, and approval. The Administrator shall (i) make all such changes as are reasonably requested by the Company at least five (5) days prior to the applicable due date, and (ii) file or cause to be filed all such Premium Tax Returns on or prior to the due date (including extensions) for filing such Premium Tax Returns. The Company shall timely pay all Taxes due as reflected on such Premium Tax Returns and Post-Effective Date Assessments.

Section 10.5. Customer Notifications. To the extent required by Law, the Administrator shall send to Contract Holders, Customers, Participating Providers and/or Brokers/Consultants written notice in a form prepared by the Administrator and reasonably approved by the Company to the effect that the Administrator has been appointed by the Company to provide the Administrative Services with respect to the Administered Contracts. The Administrator may include such notice in a regularly scheduled annual mailing to such Contract Holders, Customers, Participating Providers or Brokers/Consultants in lieu of a separate mailing.

Section 10.6. Change in Status. The Administrator shall notify the Company promptly (a) following public announcement of entry into any agreement that would result in (i) a majority of the capital stock of Administrator no longer being owned or controlled, directly or indirectly, by Parent (or its successor), or (ii) the sale or transfer of assets of the Administrator or any of its Affiliates that would render the Administrator unable to perform its obligations under this Administrative Services Agreement, and (b) following the adoption of any plan to liquidate, merge or dissolve the Administrator. Twenty (20) days prior to the closing of any sale, transfer or merger contemplated by the preceding sentence, at Parent’s election, either (A) the successor or survivor of the transaction shall reaffirm its obligations under this Agreement in writing to the Company or (B) Parent shall certify to the Company that it will fulfill, or caused to be fulfilled, the obligations of the Administrator under this Agreement.

Section 10.7. Administrator Controls. The Administrator represents that during the term of this Administrative Services Agreement it will continue to maintain its accounting and oversight controls with respect to its operations consistent with the requirements under the Sarbanes-Oxley Act of 2002 and with past practice, to the extent consistent with applicable Law and taking into consideration the wind-down of the Business.

Section 10.8. Business Transition Services. Following the Effective Date, the Administrator will provide the business transition services to the Company as set forth in Schedule 10.8.

ARTICLE XI.

BOOKS AND RECORDS

Section 11.1. Compliance. The Administrator shall keep accurate and complete Books and Records and all other books and records relating to the Business in (a) compliance with applicable Law and the Company’s record management practices and (b) a form that is reasonably accessible. Following Expiration Date, the Company shall keep accurate and complete Books and Records and all other books and records relating to the Business in (y) compliance with applicable Law and United’s record management practices and (z) a form that is reasonably accessible.

Section 11.2. Right to Examine and Audit; Regulatory Examination of Records. Following the Effective Date, each Party shall afford, and will cause its Affiliates to afford, to the other Party and any of its Affiliates, counsel, regulators, accountants or designated representatives, during normal business hours, the right to examine and make copies of the Books and Records and all other books and records, including such systems and data back-up of such systems identified in Section 3.2, relating to the Business (excluding contract information relating to out of state providers) and with reasonable access to relevant personnel for such period as this Administrative Services Agreement is in effect or for as long thereafter as any rights or obligations of either Party survives or to the extent that such access may be required by the requesting party in connection with (a) the preparation of financial statements, (b) responding to regulatory inquiries or other regulatory purposes, (c) the preparation of Tax Returns or in connection with any audit, amended return, claim for refund or any proceeding with respect thereto, (d) the investigation, arbitration, litigation and final disposition of any claims that may have been or may be made against the Company (or its Affiliates) or the Administrator (or its Affiliates), as the case may be, in connection with the Business or which the Company (or its Affiliates) or the Administrator (or its Affiliates), as the case may be, may make with respect to the Business, or (e) compliance with the Service Standards and the Parties’ respective obligations under this Administrative Services Agreement; provided that with respect to the foregoing clause (e), such access shall be limited to two (2) audits per year, unless additional audit is required by Law or unless United pays for the cost of such additional audit. To the extent any other books and records maintained by the Administrator include information unrelated to the Business, the Administrator may, within a reasonable time period, redact such information from such books and records prior to providing access to the Company or its Affiliates. Each Party and its Affiliates shall have the right to duplicate all Books and Records and other books and records relating exclusively to the Business. The Administrator shall permit authorized personnel of any applicable Governmental Entities to examine any records maintained by the Administrator relating to the provision of Administrative Services and to permit access to facilities used by the provision of the Administrative Services, in each case as required by applicable Law.

Section 11.3. Maintenance and Transfer. Each Party will not, and will cause its Affiliates to not, dispose of, alter or destroy any such Books and Records and other books and records relating to the Business except in accordance with such Party’s record retention policies set forth on Schedule 11.3. During the term of this Administrative Services Agreement, the Administrator shall be responsible for the security, maintenance and storage of all Books and Records and other books and records relating to the Business and shall comply with the Parent’s security policy in effect as of immediately prior to the Effective Date, as may be amended to comply with applicable Law from time to time. The Books and Records and other books and records relating to the Business are the property of the Company. Promptly upon termination of this Administrative Services Agreement, the Administrator shall return to the Company any such Books and Records and any other books and records relating to the Business in the Administrator’s possession; provided, however, that the Administrator may retain copies of any such Books and Records.

ARTICLE XII.

COOPERATION

Section 12.1. Cooperation. Each Party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Administrative Services Agreement, including making available its respective officers and employees for interviews and meetings with Governmental Entities and furnishing any additional assistance, information and documents as may be reasonably requested by a Party from time to time. If, at any time after the Effective Date, any further action is necessary or desirable to effectuate the purposes of this Administrative Services Agreement, each Party, as the case may be, shall execute and deliver or cause to be executed and delivered such instruments and other documents as shall be mutually agreed upon, and shall take or cause to be taken all such further lawful and necessary action as mutually agreed upon including amending this Administrative Services Agreement, executing additional ancillary, delegation or other agreements, or taking such steps and measures as reasonably required, advisable or necessary pursuant to applicable Law or applicable accreditation or certification organizations.

Section 12.2. Joint Operating Representatives. The Administrator and the Company will each nominate two representatives to act as the primary contact persons with respect to the Administrative Services provided under this Administrative Services Agreement (the “JOR”). Each Party shall have the right to appoint, remove or replace its respective representative upon written notice to the other Party. The initial representatives of the Administrator and the Company shall be set forth on Schedule 12.2. The JOR shall meet at least once per quarter at a mutually acceptable time to (i) address matters related to the Administrative Services and (ii) discuss and attempt to resolve any disputes related to this Administrative Services Agreement arising between the Parties. All meetings shall be held in person, by teleconference or by any other means of remote communication agreed upon by the Company and the Administrator. If any dispute before the JOR is not resolved within fifteen (15) days after the date the JOR first meets to discuss the dispute in an attempt to resolve it (or such longer period as mutually agreed by the Parties in a writing signed by both Parties), then such dispute shall be submitted to the senior level designees of each of the Parties, who shall meet and make a good faith effort to resolve such dispute. If the dispute is not resolved within fifteen (15) days after such senior level designees first meet to discuss the dispute in an attempt to resolve it, then either Party may initiate litigation. Notwithstanding this Section 12.2, the JOR shall have no authority to amend this Administrative Services Agreement.

Section 12.3. Arbitration. Any dispute arising out of or relating to Section 7.5 shall be subject to final, binding arbitration in accordance with this Section 12.3. The dispute shall be submitted before the New York, New York offices of JAMS in accordance with the then existing JAMS Arbitration Rules, as modified by this Section 12.3; a decision shall be issued within fifteen (15) days after the close of the record; and judgment upon the dispute may be entered in any court having jurisdiction over the judgment. United and the Administrator shall select a mutually acceptable neutral arbitrator from the panel of arbitrators serving with any of JAMS’s offices, but in the event the Parties cannot agree on an arbitrator, the administrator of JAMS shall appoint an arbitrator from such panel (the arbitrator so selected or appointed, the “Baseball Arbitrator”). Within fifteen (15) Business Days after selection of the Baseball Arbitrator, each of United and the Company shall submit to each other and the Baseball Arbitrator their respective proposals for the amount of monetary damages that would become due to the Company were the Company to bring a legal action against a third party and prosecute such legal action to conclusion, and the arbitration shall be limited to the sole question of determining which amount is to be accepted. The Baseball Arbitrator shall have no authority to compromise between the amounts. If the Baseball Arbitrator accepts United’s proposal, United shall pay the Administrator such amount. The determination rendered by arbitration shall be final and binding upon the Parties, and judgment upon the award may be entered in any court having jurisdiction thereof. Each Party shall bear its own fees and expenses with respect to this dispute resolution process and any disputes related thereto and the Parties shall share equally the fees and expenses of JAMS and the Baseball Arbitrator. [The Parties acknowledge that the Commissioner of the New York State Department of Health shall be given notice of all issues going to arbitration and copies of all decisions, and that the Commissioner is not bound by such decisions.]13

ARTICLE XIII.

CONFIDENTIALITY; PRIVACY REQUIREMENTS

Section 13.1. Use of Confidential Information. The Company and the Administrator acknowledge that each Party will have access to confidential and proprietary information concerning the other Party and its businesses, which information is not readily available to the public, and acknowledge that the Company and the Administrator have taken, and will continue to take, reasonable actions to ensure such information is not made available to the public. The Company and the Administrator further agree that neither they nor their Representatives will at any time (during the term hereof or thereafter) disclose to any Person (except the Company or the Administrator and their respective Affiliates, officers, directors, employees, agents, consultants and advisors (each a “Representative”), and in each case, who reasonably require such information in order to perform their duties in connection with the services provided hereunder), directly or indirectly, or make any use of, for any purpose other than those contemplated by the Stock Purchase Agreement, the Administrative Services Agreements or the Business Transition Agreement, any confidential information or trade secrets relating to the Business, the Administered Contracts or the business affairs of the Company or the Administrator.

[13]	This provision is found only in the Administrative Services Agreement of Health Net of New York, Inc.

Section 13.2. Disclosure. Subject to the terms and conditions set forth herein, including but not limited to Section 9.1(d), the Administrator or the Company may disclose confidential information in the following circumstances (or as otherwise provided by this Administrative Services Agreement):

(a) if the confidential information is or becomes generally publicly known and available, through no act or omission by such Party or on its behalf or by any of its Representatives;

(b) in response to a court order or formal discovery request after notice to the other Party is given and after providing such Party an opportunity to object to or intervene in such order or request, if permitted by Law; provided, however, that such disclosure shall be limited only to the extent that is required by such court order or formal disclosure request;

(c) if a proper request is made by any Governmental Entity, including pursuant to any market conduct, financial or other Governmental Entity examinations, after notice to the other Party is given and after providing such Party an opportunity to object to such request, if permitted by Law; provided, however, that such disclosure shall be limited only to the extent that is required by such Governmental Entity;

(d) at the proper request of the Company or at the request of a Customer, Contract Holder or its legal Representative as permitted by the Administered Contracts or applicable Law; provided, however, that such disclosure shall be limited only to the extent that is reasonably necessary to satisfy such a request and, with respect to a request by a Customer, Contract Holder or its legal representative relating to a material issue, Administrator shall first provide notice to the Company in order to provide Company an opportunity to object to such request, if permitted by Law;

(e) as disclosed in any discussions with auditors, actuaries or outside counsel; or

(f) as otherwise required by applicable Law.

Section 13.3. Privacy Requirements.

(a) In providing the Administrative Services, and in connection with maintaining, administering, handling and transferring the data of Contract Holders, Customers and other recipients of loss payments under the Administered Contracts, the Administrator shall, and shall cause its Affiliates and any permitted Subcontractors to, comply in all material respects with all applicable confidentiality and security obligations in connection with the collection, use, disclosure, maintenance and transmission of personal, private, health or financial information about individual insureds, enrolled beneficiaries or loss payment recipients (collectively “Nonpublic Personal Information”), that arise under (i) those Laws applicable to the Company that are currently in place or which may become effective during the term of this Administrative Services Agreement, including the Gramm-Leach-Bliley Act and the Standards for Privacy of Individually Identifiable Health Information and all other privacy or security regulations promulgated by the U.S. Department of Health and Human Services pursuant to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and (ii) the privacy policies of the Company attached as Exhibit 13.3(a) (the “Privacy Policies”), as such policies may be amended with the Administrator’s prior written consent from time to time. The Administrator shall permit the Secretary of the U.S. Department of Health and Human Services and such other Governmental Entities to audit the Administrator’s compliance herewith.

(b) The Administrator shall enable individual subjects of personally identifiable information, upon request from such individuals, to review and correct information maintained by the Administrator about them.

(c) The Administrator shall promptly report to the Company any violation of this Section 13.3 of which the Administrator becomes aware. The Administrator shall not during the term of this Administrative Services Agreement modify the Privacy Policies under which information utilized by the Administrator in administering the Administered Contracts is gathered without the Company’s prior written consent.

(d) The Administrator will for so long as it retains Nonpublic Personal Information, maintain adequate administrative, technical and physical safeguards in accordance with standards maintained by the Company immediately prior to the Effective Date (taking into account the winding up and running out of the Business as contemplated under the Business Transition Agreement): (1) to insure the integrity, security and confidentiality of Nonpublic Personal Information and Customer records and information, (2) to protect against any anticipated threats or hazards to the integrity, security or confidentiality of such records, and (3) to protect against unauthorized access to or use of such records or information.

(e) As the Administrator is a Business Associate of the Company (as defined by HIPAA and its implementing privacy regulations at 45 C.F.R. Parts 160 and 164, subparts A and E, and security regulations at 45 C.F.R. 160, 162 and 164, subpart C), simultaneously with the execution of this Administrative Services Agreement, the Administrator shall execute the business associate agreement attached as Exhibit 13.3(e).

ARTICLE XIV.

CONSIDERATION FOR ADMINISTRATIVE SERVICES

Section 14.1. Compensation; Payments. In consideration for the Administrative Services, the Company shall pay to the Administrator the Administrative Services Fee. On or before the tenth Business Day following each month during the term of this Administrative Services Agreement, the Administrator will deliver a written invoice to the Company including the amount of the Administrative Services Fee for such month. No later than ten (10) Business Days after receipt of such written invoice, the Company shall pay any undisputed amount to the Administrator by wire transfer of immediately available funds to an account designated by Administrator in writing. The Company and the Administrator shall work in good faith to settle any such disputed amounts promptly. All payments of the Administrative Services Fee made by the Company to the Administrator under this Administrative Services Agreement shall be reflected in the profit and loss payments provisions in the Stock Purchase Agreement.

Section 14.2. Customer/Contract Holder Hold-Harmless. The Administrator shall not look to Contract Holders or Customers (in their capacities as such) for payment of obligations of the Company to the Administrator under the terms of this Administrative Services Agreement, regardless of the insolvency of the Company or the inability of the Company to pay.

ARTICLE XV.

BANK ACCOUNT; USE OF COMPANY LETTERHEAD

Section 15.1. Creation of Accounts. When and on terms reasonably requested by the Administrator, the Company shall open, modify or close, and make available for use by the Administrator for the payment of amounts to be paid by the Administrator hereunder one or more bank accounts (each, a “Bank Account”) of the Company and check stock of the Company. The Administrator will continue to direct Company customer payments to existing Company lockboxes and shall cause to be deposited to the Bank Account(s) all such amounts collected by the Administrator pursuant to its obligations under this Administrative Services Agreement, including Premiums. The Administrator shall also continue to generate check and electronic payments on existing Company disbursement Bank Accounts to pay Claims and Health Care Costs pursuant to this Administrative Services Agreement. The Administrator shall maintain such account(s) and pay all applicable bank fees and check stock costs; provided, that United shall bear the cost of any new or modified check stock resulting from the re-branding by United or Company of the check stock used by the Company prior to the Effective Date and in the event the Administrator or the Company incurs additional costs in order to perform its obligations hereunder using such new or modified check stock, United shall reimburse the Administrator for such additional costs. The Company shall adopt such resolutions and execute such documents as required to designate senior officers of the Administrator (by title) as signatories on such account(s) and authorize the Administrator to certify to such bank(s), from time to time, the names of such officers. The Company shall also make available to the Administrator, at the sole expense of the Administrator, such letterhead, printed forms and other documents of the Company as may be reasonably required by the Administrator in performing services hereunder; provided that, in the event the Company adopts letterhead, printed forms or other documents different than the letterhead, printed forms or other documents used by the Company prior to the Effective Date, and the Administrator or the Company incurs additional costs in order to perform its obligations hereunder using such new or modified materials, United shall reimburse the Administrator for such additional costs.

Section 15.2. Use of Accounts; Responsibility for Maintaining Sufficient Funds. The Administrator shall inform the Company of the cash balances needed in such designated Bank Accounts one day in advance in order to fund any commercially reasonable amounts for the purpose of fulfilling its obligations to pay Health Care Costs and the same day in order to fund any commercially reasonable amounts for the purpose of fulfilling its obligations to pay Claims, in each case, pursuant to and during the term of this Administrative Services Agreement; provided, however, that the Administrator shall not have the right to withdraw from, or to request that the Company fund, the Bank Accounts for any amounts owed by it or its Affiliates to the Company or its Affiliates, including any indemnification payments, or for any Administrative Services Fees. If at any time there are insufficient amounts in the Bank Account to fund any checks drawn and unpaid on such Bank Accounts and subject to Parent’s obligation to make the statutory minimum payments pursuant to Section 1.4(g) of the Stock Purchase Agreement, the Company or United shall deposit the required funds into the Bank Account for the purpose of paying Claims or Health Care Costs. When and on terms reasonably requested by the Company, Administrator will work with the Company, United and Company banks to transition Bank Account signers, Bank Account bank analysis grouping, documentation and data transmission and reporting systems, and electronic funds transfer capabilities into and out of the accounts from the Administrator to the Company and United Upon termination of this Administrative Services Agreement, the Administrator shall promptly return to the Company all such unused check stock, letterhead, printed forms and other generic documents held by it in connection with this Administrative Services Agreement as provided under this Article XV and any amounts remaining in the Bank Accounts shall be transferred to such accounts as directed by the Company.

ARTICLE XVI.

DURATION; TERMINATION

Section 16.1. Duration. This Administrative Services Agreement shall commence as of the Effective Date and shall continue in effect until the termination date of the final Administered Contract (the “Expiration Date”), on which date it shall automatically terminate, unless this Administrative Services Agreement is earlier terminated under Section 16.2 hereof. [In no event shall the term of this Administrative Services Agreement extend for more than five (5) years from the Effective Date unless a renewal term is authorized by the Commissioner of the New York State Department of Health in accordance with 10 NYCRR § 98-1.11(m). Any application for renewal shall be submitted to the New York State Department of Health at least ninety (90) days prior to the expiration of the existing contract.]14 Upon the Expiration Date, unless this Administrative Services Agreement is earlier terminated under Section 16.2 hereof, the Parties agree to enter into a Claims Servicing Agreement attached as Schedule 16.1, under which the Administrator will manage the running out of any remaining Claims.

[14]	This provision is found only in the Administrative Services Agreement of Health Net of New York, Inc.

Section 16.2. Termination.

(a) [Any termination or non-renewal of this Administrative Services Agreement shall require the prior written approval of the Commissioner of the New York State Department of Health following ninety (90) days prior written notice. Termination may be upon less than ninety (90) days notice provided it is demonstrated to the satisfaction of the Commissioner prior to termination that circumstances exist which justify more immediate termination. Any reference in this Article XVI to time frames shorter than ninety (90) days shall not be applicable unless the requirements of this Section 16.2(a) have been met.]15

(b) This Administrative Services Agreement is subject to immediate termination at the option of the Company, upon written notice to the Administrator, upon the occurrence of any of the following events:

(i)	A voluntary or involuntary proceeding is commenced in any jurisdiction by or against the Administrator for the purpose of conserving, rehabilitating or liquidating the Administrator;

(ii)	There is a material breach by the Administrator of this Administrative Services Agreement that is not cured by the Administrator within forty-five (45) days after receipt of written notice from the Company of such breach (except in the case of inability to perform under Section 3.8); provided, however, that if Administrator commences and diligently pursues the cure of such breach and such breach cannot reasonably be cured within such forty-five (45) day period, then such cure period shall be extended for an additional thirty (30) day period; provided, further, that if a CAP has been implemented with respect to such matter in accordance with the procedures set forth in Sections 3.1(c) and 3.1(d), then the time frame provided for under such CAP shall apply instead of such applicable cure period stated in this Section 16.2(a)(ii). For the avoidance of doubt, a termination of any or all of the Intercompany Agreements (as defined in the Stock Purchase Agreement), as amended, shall not constitute a material breach under this Administrative Services Agreement.; or

(iii)	The Administrator is unable to perform all or a material part of the Administrative Services required under this Administrative Services Agreement and is unable to obtain an alternative means of providing the Administrative Services (except in the case of inability to perform under Section 3.8).

[15]	This provision is found only in the Administrative Services Agreement of Health Net of New York, Inc.

(c) This Administrative Services Agreement is subject to immediate termination at the option of the Administrator, upon:

(i)	(A) a material breach by the Company of this Administrative Services Agreement that is not cured by the Company within forty-five (45) days after receipt of written notice from the Administrator of such breach; or (B) with respect to a material breach by the Company of any obligation to make payment of any undisputed amount of the Administrative Services Fee to the Administrator hereunder, within ten (10) Business Days after receipt of written notice from the Administrator of such breach (except, with respect to clause (A) only, in the case of inability to perform under Section 3.8). For the avoidance of doubt, a termination of any or all of the Intercompany Agreements (as defined in the Stock Purchase Agreement), as amended, shall not constitute a material breach under this Administrative Services Agreement.; or

(ii)	the termination for breach (of any party) of the other Administrative Services Agreements.

(d) This Administrative Services Agreement shall terminate immediately as required by any Governmental Entity or applicable Law.

(e) This Administrative Services Agreement may be terminated at any time upon the mutual written consent of the Parties, which writing shall state the effective date of termination.

(f) In the event that this Administrative Services Agreement is terminated under any of the provisions of Section 16.2(a) hereof, the Company shall either directly or through an Affiliate or an alternative third-party administrator perform the obligations required by this Administrative Services Agreement. Any general and administrative expenses necessary to transition the performance of Administrative Services to the Company, an Affiliate or a third party administrator (e.g., loading claims data on a new system) (but not performance of Administrative Services after such termination and corresponding transition) (“Transition G&A”) shall be borne equally by the Administrator and the Company; provided, however, that in no event shall the Transition G&A to be borne by the Administrator exceed $18 million in the aggregate. The Administrator shall provide the Company reasonable access during normal business hours to its claims system and appropriate personnel of the Administrator as reasonably necessary to transition the Administrative Services to the Company, its Affiliates or a third party, unless as of or after the date of this Administrative Services Agreement, such termination of such claims system has been or is de-commissioned or is otherwise no longer used. Except as provided in this Section 16.2(e), from and after such termination, the Administrator’s sole remaining obligation hereunder shall be to make payment of the Termination Date Loss Reserve in accordance with Section 1.4(e)(ii) of the Stock Purchase Agreement and those obligations which survive pursuant to Section 18.14.

Section 16.3. [The Parties acknowledge that this Administrative Services Agreement shall terminate and be deemed cancelled, without financial penalty to the governing authority of Company or to Company itself, not more than sixty (60) days after notification to the governing authority of Company and Administrator by the New York State Department of Health of a determination that Company is not providing adequate care or otherwise assuring the health, safety and welfare of its enrollees.]16

Section 16.4. Effect of Termination. Notwithstanding the termination of this Administrative Services Agreement, the Administrator agrees to cooperate with the Company in any Governmental Entity examinations or inquiries relating to the Business or Legal Proceedings.

ARTICLE XVII.

INDEMNIFICATION

The Parties acknowledge and agree that the indemnification provisions of Article VII of the Stock Purchase Agreement shall apply to this Agreement.

ARTICLE XVIII.

GENERAL PROVISIONS

Section 18.1. Amendment and Modification. This Administrative Services Agreement may be amended, modified or supplemented, only by a written agreement signed by each of the Parties. No course of dealing between or among any of the Parties hereto shall be deemed effective to modify or amend any part of this Administrative Services Agreement or any rights or obligations of any Party under or by reason of this Administrative Services Agreement. [Any amendments or revisions to this Administrative Services Agreement shall be effective only with the prior written consent of the Commissioner of the New York State Department of Health.]17

Section 18.2. Waiver of Compliance; Consents. Any failure of the Company, on the one hand, or Parent or the Administrator, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Parent or the Administrator, or the Company, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Administrative Services Agreement requires or permits consent by or on behalf of any Party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 18.2.

[16]	This provision is found only in the Administrative Services Agreement of Health Net of New York, Inc.
[17]	This provision is found only in the Administrative Services Agreement of Health Net of New York, Inc.

Section 18.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by email, telecopier (with a confirmed receipt thereof) or registered or certified mail (postage prepaid, return receipt requested), and on the next Business Day when sent by overnight courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to the Company, to:

UnitedHealthcare, Inc.
5901 Lincoln Drive
Edina, MN 55426-1611
	Facsimile:	(952) 992-5250
	Attention:	Chief Financial Officer & General Counsel

and

Oxford Health Plans, LLC
One Penn Plaza
New York, NY 10019
	Facsimile:	(203) 459-7171
	Attention:	Northeast Region Chief Executive Officer

and:

UnitedHealth Group Incorporated
9900 Bren Road East
Minnetonka, MN 55343
	Facsimile:	(952) 936-0044
	Attention:	General Counsel
and
	Facsimile:	(952) 936-3007
	Attention:	Vice President, Corporate Development

with a copy to:

Dorsey & Whitney LLP
Suite 1500
50 South Sixth Street
Minneapolis, MN 55402
	Facsimile:	(612) 340-2868
	Attention:	Neal N. Peterson, Esq.

(b)	if to the Administrator, to:
Health Net, Inc.
21650 Oxnard Street
Woodland Hills, CA 91367
	Facsimile:	(818) 676-7503
	Attention:	Linda V. Tiano, Senior Vice President, General Counsel and Secretary

with a copy to:

Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, CA 90071-1560
	Facsimile:	(213) 891-8763
	Attention:	James Beaubien, Esq.
Julian Kleindorfer, Esq.

Section 18.4. Assignment. This Administrative Services Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Administrative Services Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the other Parties; provided, however that the Company shall have the right, without the consent of Parent or the Administrator, to assign all of its rights, duties and obligations under this Administrative Services Agreement (a) to any Subsidiary of the Company or (b) in connection with the sale of all or substantially all of the capital stock or assets of the Company. For the avoidance of doubt, no such assignment shall relieve Parent or UHG of their respective obligations under Section 2.4.

Section 18.5. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Administrative Services Agreement shall be governed by and construed in accordance with the internal laws of the state of [law of domicile] applicable to agreements made and to be performed entirely within such state, without regard to the choice of law principles thereof. Each of the Parties hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of [            ] sitting in [            ], and of the United States District Court for the District of [            ] (the “Chosen Courts”) for any litigation arising out of or relating to this Administrative Services Agreement, or the negotiation, validity or performance of this Administrative Services Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. The Parties hereby waive the right to any jury trial in any action, proceeding or counterclaim brought by one Party against another Party.

Section 18.6. Counterparts. This Administrative Services Agreement may be executed and delivered (including by facsimile transmission or by electronic mail with a pdf scanned attachment) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 18.7. Interpretation. The article and section headings contained in this Administrative Services Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Administrative Services Agreement. The Parties are sophisticated, represented by counsel and jointly have participated in the negotiation and drafting of this Administrative Services Agreement and there shall be no presumption or burden of proof favoring or disfavoring any party by virtue of the authorship of any provision of this Administrative Services Agreement.

Section 18.8. Specific Performance. The Parties agree that irreparable damage would occur in the event any of the provisions of this Administrative Services Agreement were not to be performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction to prevent breaches of this Administrative Services Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts, this being in addition to any other remedy to which they are entitled at Law in equity.

Section 18.9. Entire Agreement; Further Assistance. [This Administrative Services Agreement, the Stock Purchase Agreement (including the schedules, exhibits, documents or instruments referred to therein) and the other Transaction Documents embody the entire agreement and understanding of the Parties in respect of the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof and thereof. The Parties agree that, on and after the Effective Date, they shall execute any documents, instruments or conveyances of any kind which may be reasonably necessary to carry out any of the provisions hereof.]18

Section 18.10. No Third Party Beneficiaries. This Administrative Services Agreement is not intended to, and does not, create any rights or benefits of any party other than the Parties other than third party rights provided for under Article XVII.

Section 18.11. Severability. Wherever possible, each provision of this Administrative Services Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Administrative Services Agreement, and this Administrative Services Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

[18]

The Administrative Services Agreement of Health Net of New York replaces the bracketed text with: “This Administrative Services Agreement, as approved by the New York State Department of Health, shall be the sole agreement between Administrator and Company for the purpose of the Management Functions herein and payment to Administrator for Management Functions and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.”

Section 18.12. Construction. Unless the context of this Administrative Services Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Administrative Services Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Administrative Services Agreement; (v) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; (vi) the term “including” means “including without limitation”; (vii) the term “foreign” is used with respect to the United States; and (viii) unless the context otherwise requires, an accounting term not otherwise defined in this Administrative Services Agreement has the meaning assigned thereto in accordance with GAAP or statutory accounting principles, consistently applied in accordance with the historical practices of the Company and the Administrator, as the case may be, insofar as such practices are in accordance with GAAP or statutory accounting principles, as the case may be. Whenever this Administrative Services Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

Section 18.13. Right to Offset. Any debts or credits between Administrator and the Company arising under this Administrative Services Agreement are deemed mutual debts or credits, as the case may be, and may be netted or set off, as the case may be, against amounts owed under the Stock Purchase Agreement, the Transaction Documents or any other agreements or instruments contemplated thereby, and, if so netted or set off, only the balance shall be allowed or paid hereunder.

Section 18.14. Survival. Articles XI, XIII, XVII and XVIII, Sections 3.2, 7.2(c), 14.2 and 16.3 and those certain obligations specifically identified in Exhibit 2.5 and Exhibit 2.6 shall survive the termination of this Administrative Services Agreement.

Section 18.15. [Regulatory Approval. This Administrative Services Agreement must be submitted to the New York State Department of Health for its prior approval at least ninety (90) days prior to its proposed effective date. This Administrative Services Agreement shall be effective only with the prior written consent of the Commissioner of the New York State Department of Health. Any changes to this Administrative Services Agreement required by the Commissioner will be made by the Parties immediately upon receipt of written notice from the Commissioner.] 19

[The rest of this page is intentionally left blank. The signature page follows.]

[19]	This provision is found only in the Administrative Services Agreement of Health Net of New York, Inc.

IN WITNESS WHEREOF, the Parties have caused this Administrative Services Agreement to be executed by their respective duly authorized officers, as of the Effective Date.

PARENT:

HEALTH NET, INC.

By:
Name:
Title:

ADMINISTRATOR: HEALTH NET OF THE NORTHEAST, INC.

By:
Name:
Title:

UHG: UNITEDHEALTH GROUP INCORPORATED

By:
Name:
Title:

COMPANY:

By:
Name:
Title:

UNITED: UNITED HEALTHCARE SERVICES, INC.

By:
Name:
Title:

[ADDENDUM 1

CLAUSES PURSUANT TO N.J. REV. STAT. 17B:27B-6

Notwithstanding any other provision of this agreement, contract or amendment (hereinafter, the “Agreement”), the parties agree to comply with the requirements set forth in N.J. Rev. Stat. 17B:27B-6. In addition to the provisions of the Agreement that address the matters required by this Section, the following provisions also apply and are made part of the Agreement.

A.	Provision of Enrollment and Eligibility Information. From and after the Effective Date, the Company shall be responsible for furnishing the Administrator with all necessary member enrollment and eligibility information to perform its obligations under this Agreement.

B.	Notification by Benefits Payer of Modifications in Benefit Payer’s Benefits Plan. From and after the Effective Date, the Company will promptly provide the Administrator with a copy of any modification to the Administered Contracts. To the extent modifications result in a degradation of the Administrator’s ability to comply with the Service Standards, the parties will cooperate to develop adjustments to the Service Standards with respect to such Administered Contracts, taking into account such modifications.

C.	Respective Liability of the Administrator and Benefits Payer for Payment of Ineligible Claims. For the avoidance of doubt, the Administrator shall be ultimately liable for the payment of ineligible claims either pursuant to Section 1.4 of the Stock Purchase Agreement or as otherwise agreed to by the parties.

D.	Liability for Overdue Claims Payments. For the avoidance of doubt, the Administrator shall ultimately be liable for the payment of overdue claims either pursuant to Section 1.4 of the Stock Purchase Agreement or as otherwise agreed to by the parties.

E.	Procurement of Reinsurance or Stop-Loss Insurance. The Administrator shall be responsible for the procurement and maintenance of reinsurance or stop-loss insurance coverage, as appropriate.

F.

Maintenance of Appropriate Insurance Coverage by Administrator. The Administrator shall maintain insurance coverage appropriate for a third party administrator, including, but not be limited to, general liability insurance, valuable papers insurance and errors and omissions coverage. For the avoidance of doubt, nothing in this Section F shall relieve United from its obligation to make available to the Company appropriate types and levels of insurance coverage in accordance with Section 8.6 of the Agreement.][20]

[20]	This Addendum 1 is found only in the Administrative Services Agreement of Health Net of New Jersey, Inc.

Administrative Services Agreement

SCHEDULE 2.1

ADDITIONAL ADMINISTRATIVE SERVICES1

Category	Description/Activities
Transition Management	Transition Management, Joint Operating Representatives
Medical Management	Prior Authorization, Concurrent Review, Case Management, Credentialing, Claims Edits, Accreditation/Quality, Utilization Management system support
Provider Network Management	Provider Network Management, Provider Communications, Out-of-network coordination
Health Plan & Government Programs	General Program Oversight and Regulatory Compliance, Broker Support, Data Reconciliation, Medicare and Medicaid Sales consistent with the terms and conditions of the Stock Purchase Agreement
Regional Health Plan Programs	Commercial Sales consistent with the terms and conditions of the Stock Purchase Agreement, Account Management, Administration, Regulatory Affairs, Process Improvement
Financial Planning & Analysis	Financial Planning, Reporting and Analysis
Actuary & Underwriting	Actuarial & Underwriting Services
Corporate Finance	Divisional Finance and Accounting, Accounts Payable, Payroll, Internal Audit, Fraud & Abuse, Facilities, Procurement, Corporate Actuarial
Regulatory & External Relations	State Regulatory and Government affairs
Organization Effectiveness	Staffing, Benefits, Compensation, Associate Service Center
Legal Services & Settlements	Legal Services & Settlements
Customer Care Operations	Call Center Operations, Membership Accounting & Eligibility, Web Portal, Customer Distribution & Mail Services, Claims, System Configuration, Appeals & Grievances, Medicare Enrollment consistent with the terms and conditions of the Stock Purchase Agreement
Information Technology (IT)	IT support staff, Project Management, Infrastructure and Application Support - IBM / Cognizant contract services
Premium Taxes	Preparation and Filing of Premium Tax Returns.
Administering Post-Effective Date Assessments	Includes fees paid for DOI 332, Health & Welfare, Individual Health Coverage, NAIC filing fees, NJ Written Premium Assessment
Broker Commissions	Administer and process payment of Broker Commissions for Administered Contracts consistent with the terms and conditions of the Stock Purchase Agreement
Depreciation	Depreciation
Other Items, Corporate Admin	Insurance and Other Administrative items

[1]

The Administrative Services Agreement entered into by and among Health Net, Inc., Health Net of the Northeast, Inc., Health Net of New Jersey, Inc., United Healthcare Services, Inc. and, solely with respect to Section 2.4(b) thereof, UnitedHealth Group Incorporated, lists the following additional administrative service: Developing Enrollment and Eligibility Information (Category and Description/Activities).

Administrative Services Agreement

SCHEDULE 10.8

BUSINESS TRANSITION SCHEDULE

Capitalized terms used in this Schedule but not defined herein, unless otherwise indicated, have the respective meanings assigned to them in the Administrative Services Agreement, if defined therein, or, if not defined therein, the Stock Purchase Agreement.

As used in this Schedule, the following terms shall have the meanings set forth herein:

“Accumulator Report” shall have the meaning ascribed to it in Section 1.4(a)(ii).

“Applicable State” shall mean Connecticut.

“ASO Contracts” means any administrative services only contract entered into by a Person for the administration of health care benefits or services for which an employer group remains financially responsible on a self-insured basis. For purposes of this definition, a contract is not an ASO Contract because it is experience rated, retrospectively rated, or a minimum premium or similar arrangement so long as an insurance or HMO license is required under applicable Law to issue the contract.

“Broker/Consultant Materials” shall have the meaning ascribed to it in Section 2.2.

“Communication Plan” shall have the meaning ascribed to it in Section 2.1.

“Employer Groups” shall mean any or all Employer Groups sitused in the Applicable State which contract to provide health benefits on behalf of their eligible employees, members or beneficiaries who are enrolled pursuant to Health Plan Contracts, consistent with the Company’s past practices, as of or following the Effective Date.

“Enrollment Report” shall have the meaning ascribed to it in Section 1.4(a)(i).

“Fully Insured Contract” shall mean a contract for the provision of services for a broad spectrum of medical health benefits to an individual or group under which the risk of loss is borne by the insurer (including contracts pursuant to which the insured bears a portion of the risk through deductibles, co-payments and other Member cost-sharing features).

“Health Plan Contracts” shall mean (a) the commercial group health care benefit insurance contracts to which the Company is a party and (i) which involve the arrangement, delivery, provision or payment of health care benefits to Members, (ii) which were entered into pursuant to a license maintained by the Company, and (iii) in which the risk of loss is borne by the Company (including contracts pursuant to which the insured bears a portion of the risk of loss through deductibles, co-payments and other Member cost-sharing features); and (b) commercial group health care benefit contracts between the Company, as a third party administrator, and an Employer Group in which the economic risk of medical claims is borne by the health and welfare benefit plan or trust sponsored or established by the Employer Group. Notwithstanding the foregoing, Health Plan Contracts shall not include Medicare Plan Contracts or the Medicaid Plan Contract.

1

“HN Life” means Health Net Life Insurance Company, a California corporation.

“Legacy United Entities” means the following Affiliates of United, Oxford Health Insurance, Inc., Oxford Health Plans (CT), Inc., UnitedHealthcare Insurance Company, Oxford Health Plans (NJ), Inc., AmeriChoice of New Jersey, Inc., Oxford Health Plans (NY, Inc., UnitedHealthcare Insurance Company of New York and United HealthCare Services, Inc. (each, a “Legacy United Entity”), which are licensed to offer, collectively, health insurance products in the Applicable State.

“Legacy United Entities’ Plans” shall mean the commercial group (large and small) health benefit products offered, sold or maintained by a Legacy United Entity and, if applicable, approved from time to time by the applicable Governmental Entities for use in the Applicable State. Legacy United Entities’ Plans include both self-funded benefit plans administered by a Legacy United Entity, and medical benefit products sold by a Legacy United Entity and products under which a Legacy United Entity bears insurance risk or insures with respect to the cost of covered services.

“Member Materials” shall have the meaning ascribed to it in Section 2.2

“Members” shall mean covered individuals and dependents who are properly enrolled pursuant to Health Plan Contracts as of or following the Effective Date.

“Membership” shall mean the commercial group (large and small) membership enrolled by the Company pursuant to Health Plan Contracts issued to Employer Groups sitused in the Applicable State. The Membership shall include all Members under a Health Plan Contract that was sold by the Company to an Employer Group sitused in an Applicable State, whether or not each individual Member under such Health Plan Contract is resident in an Applicable State, based on the Company’s ordinary course records.

“Termination Notice” shall have the meaning ascribed to it in Section 2.2.

“Transferred Member” shall mean a Member who Renews in a Legacy United Entities’ Plan after the termination or expiration of such Member’s enrollment under a Health Plan Contract during the period commencing on the Effective Date and ending on the last day of the Transition Period.

“Transition Period” shall have the meaning ascribed to it in Section 1.1(a).

“Transition Report” shall have the meaning ascribed to it in Section 1.4(b).

“Transition Schedule” shall have the meaning ascribed to it in Section 1.1(a).

2

ARTICLE I.

TRANSITION OF MEMBERSHIP

Section 1.1. Transition of Members. Subject to and upon the terms and conditions of this Agreement, the Parties agree to the following:

(a) Announcement. As soon as practicable after the Effective Date, and subject to applicable Laws (including any required regulatory notice or approval), the Administrator shall, on behalf of the Company, announce the plans of the Company to exit the Business and terminate its operations with respect to the Business, in the Applicable State, and shall commence the process of assisting in the transition of Employer Groups and Members to the Legacy United Entities; provided, however, that such announcement and process shall be conducted in accordance with the Communication Plan and Schedule 1.1(a) (the “Transition Schedule”). The Transition Schedule created by the Parties shall take into account various factors related to the timing and coordination of the announcement and transition process, including coordination of the timing of the Company’s exiting the Business in the Applicable State with the exit of HN Life, and timing considerations regarding Health Plan Contracts that have plans with features administered by both the Company and HN Life. The Administrator shall use commercially reasonable efforts to facilitate the issuance by Legacy United Entities of Legacy United Entities’ Plans in replacement of the in-force policies and other products that constitute the Business until the termination of each policy or other product that constitutes the Business (the “Transition Period”).

(b) Enrollment. United shall commence the process of offering, selling and enrolling Employer Groups and Members who request enrollment in a Legacy United Entities’ Plan in the Applicable State in accordance with the Communication Plan and Transition Schedule as soon as practicable after the Effective Date. During the Transition Period, United and its Affiliates shall not offer or sell Fully Insured Contracts to Members or Employer Groups or enroll Members or Employer Groups in Fully Insured Contracts or ASO Contracts other than through a Legacy United Entity and Legacy United Entities’ Plan. For the avoidance of doubt, the preceding sentence shall not apply to United’s or United’s Affiliates’ offer or sale to Members or Employer Groups of, or enrollment of Members or Employer Groups in, vision, dental, pharmacy, behavioral health or any other products other than the provision of coverage or services under Fully Insured Contracts and ASO Contracts.

Section 1.2. Transition Efforts.

(a) From and after the Effective Date, the Administrator shall, on behalf of the Company, exclusively endorse the Legacy United Entities as the recommended replacement carrier or administrative services provider (as applicable), subject to applicable Laws and in accordance with the Communication Plan and the Transition Schedule, and shall facilitate the transition of the Employer Groups and Members to the Legacy United Entities. The Administrator shall cooperate with United and Employer Groups in order to assist them in effectuating the transition of Employer Groups and Members from the Company to Legacy United Entity Plans. If a Legacy United Entity and Employer Group (and if required, Broker/Consultant) agree that such Employer Group will enter into a Legacy United Entities’ Plan prior to the scheduled expiration date of the Health Plan Contract then in effect, then upon receipt of written notice from United relating thereto, the Legacy United Entity shall provide to the Employer Group a mutual cancellation agreement to cancel coverage under the Health Plan Contract as of the effective date of coverage under the Legacy United Entities’ Plan. The Administrator, on behalf of the Company, shall execute such mutual cancellation agreement promptly upon United’s request. United will use its commercially reasonable efforts to rewrite any such cancelled Health Plan Contracts, subject to Legacy United Entities’ Plans underwriting guidelines and other requirements, as determined in such Legacy United Entity’s discretion and as such underwriting guidelines and other requirements are applied by such Legacy United Entity in a manner consistent with such Legacy United Entity’s application of underwriting guidelines and requirements to business other than the Business.

3

(b) After the Effective Date, at the first opportunity to enroll eligible Employer Groups (if not already enrolled with a Legacy United Entity Plan in accordance with Section 1.2(a)) and Members (e.g., upon applicable policy anniversary or other renewal date of Health Plan Contracts after the Effective Date), United shall offer each eligible Employer Group and Member one or more of Legacy United Entities’ Plans; provided, however, that United in its discretion may elect not to offer enrollment to Employer Groups or Members if such Employer Groups or Members do not satisfy the underwriting guidelines and rating methodology of United in the applicable market, as such underwriting guidelines and rating methodology are applied by United in a manner consistent with United’s application of underwriting guidelines and rating methodology to business other than the Business. Furthermore, United in its discretion may elect not to enroll in a Legacy United Entity Plan any Employer Group or Member (i) who fails to satisfy any eligibility requirements of the applicable Legacy United Entity Plan, as such eligibility requirements are applied by United in a manner consistent with United’s application of eligibility requirements to business other than the Business; (ii) for whom premiums or fees are not current in any Health Plan Contracts; or (iii) who has terminated, has been terminated by the Company, or submitted a notice of termination of, or intent to terminate, such membership pursuant to such Health Plan Contracts. In addition to the activities set forth in Sections 2.2 and 2.3, the Administrator, on behalf of the Company, shall use commercially reasonable efforts to (x) cause qualified employees to attend and participate in meetings lead by United, in the manner and to the extent such attendance and participation is requested by United with reasonable advance notice, with Employer Groups that are large groups or Brokers/Consultants, and (y) cooperate with United’s efforts to transition Employer Groups and Members to Legacy United Entities’ Plans and to gain the commitment of Brokers/Consultants to do business with the Legacy United Entities in the Applicable State.

(c) In accordance with the Transition Schedule, the Parties shall use commercially reasonable efforts to transfer each Employer Group’s health care benefits provided by the Company and HN Life as a whole (e.g., with respect to a Employer Group that has health care benefit insurance products administered by the Company and health care benefit insurance products administered by HN Life, the Parties shall use commercially reasonable efforts to attempt to transition all such products to products (or comparable products) that are offered by one or more Legacy United Entities), to the extent that comparable products are offered by Legacy United Entities and subject to the choice of the Employer Group and the applicable Legacy United Entity’s underwriting guidelines, rating methodologies, eligibility requirements and other requirements, as such guidelines, methodologies and requirements are applied by United in a manner consistent with United’s application thereof to business other than the Business.

4

(d) In connection with the transition of Membership pursuant to Section 1.1, and upon the terms and subject to the conditions set forth in this Agreement, the Administrator, on behalf of the Company, shall use commercially reasonable efforts to (i) cause qualified employees of the Administrator or its Affiliates, to the extent such employees have not been hired by Buyer in accordance with the terms of the Stock Purchase Agreement, to attend and participate in meetings lead by United, in the manner and to the extent such attendance and participation is requested by United with reasonable advance notice, with hospitals, hospital systems, other major health care providers and other significant vendors with contractual relationships with the Company, in the Applicable State, as listed in Schedule 1.2(d) and (ii) cooperate with United’s efforts to gain the commitment of such persons to do business with the Legacy United Entities in the Applicable State.

Section 1.3. Compensation. No cash consideration will be paid to Parent and its Affiliates, on the one hand, or United and its Affiliates, on the other hand, for the facilitation of the transition of the Business and Membership from the Company to Legacy United Entities. The sole consideration for such transition of the Business and Membership shall be the performance of the respective Parties’ obligations hereunder.

Section 1.4. Reporting.

(a) Enrollment Reports. The Administrator shall prepare and deliver to United on the Effective Date and on or before the tenth Business Day of each calendar quarter after the Effective Date until the end of the Transition Period enrollment reports (each, an “Enrollment Report”) which list, as of the last day of the calendar month preceding each such Enrollment Report, the name, address, telephone number and renewal date of each Employer Group, the name, address and telephone number of each Employer Group plan administrator and Broker/Consultant, the names of Members, including any Employer Groups or Members added to the Membership as a result of retroactive adjustments, any off-cycle termination since the previous month’s report, and such other information as specified in Schedule 1.4(a)(i) (which may include, for the avoidance of doubt, Nonpublic Personal Information) and (ii) on the Effective Date and on a weekly basis thereafter (with the exact day of delivery to be agreed upon by the Parties), reports (each, an “Accumulator Report”) which list, as of the end of the week preceding each such Accumulator Report, accumulator data, as prepared in accordance with the Company’s past practices as of the Effective Date, for each Employer Group and Member, including such other information as specified in Schedule 1.4(a)(ii). Each Accumulator Report shall be provided in a consistent electronic format. Any updates to a previously delivered Enrollment Report resulting from retroactive adjustments to Membership shall be reflected on the next applicable Enrollment Report following the availability of such data. For the avoidance of doubt, the Administrator’s obligation to deliver Enrollment Reports to United shall be in addition to the Administrator’s obligation to deliver the Initial Membership Statement, the Effective Date Membership Statement and updates thereto pursuant to the terms of the Stock Purchase Agreement.

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(b) United’s Transition Reports. Within ten (10) Business Days following each calendar month that ends during the Transition Period, United shall (i) prepare a report setting forth the number of Members who became Transferred Members during the preceding quarter (each a “Transition Report”) and (ii) deliver such Transition Report to the Administrator. For the avoidance of doubt, United’s obligation to deliver Transition Reports to the Administrator shall be in addition to its obligation to deliver Membership Renewal Statements pursuant to the terms of the Stock Purchase Agreement.

(c) Verification. Each Party shall afford to the other Party and its representatives reasonable access during normal business hours, and upon reasonable notice by the requesting Party, to such information reasonably necessary to verify and audit the accuracy of the Enrollment Reports and the Transition Reports.

ARTICLE II.

COMMUNICATIONS

Section 2.1. Communication Plan. The Parties shall comply with the communication plan (the “Communication Plan”) attached hereto as Exhibit A. The intent of the Communication Plan is for the Administrator to assist United in its efforts to gain the commitment of Employer Groups, Members and Brokers/Consultants to the transition of the Membership to Legacy United Entities. The Communication Plan shall require that all communication templates be approved by the Administrator and United prior to use. It shall identify specific information to be disseminated to Employer Groups, Members and Brokers/Consultants, or any subsets thereof, and it shall include when, to whom and by whom such information is to be disseminated. The Communication Plan shall also include (a) a schedule of mailing dates of letters of termination and introduction, which mailing dates shall comply with policy language and requirements of applicable Law, and (b) information that may be provided to Employer Groups, Members and Brokers/Consultants regarding whom to contact and how to contact such persons about operational issues arising in the implementation of this Agreement.

Section 2.2. Notice of Transition. Consistent with Section 1.1(a), in accordance with the Communication Plan and Transition Schedule, the Administrator shall deliver to every Employer Group and Member a notice (the “Termination Notice”) that their Health Plan Contract will be terminated or non-renewed as soon as permitted by applicable Law. To the extent required by applicable Law or deemed necessary or advisable by the Administrator, the Administrator shall cause the Termination Notice to be reviewed by and found acceptable to the applicable Governmental Entities prior to mailing. The Administrator shall include in the mailing containing such Termination Notices a separate notice prepared by United which shall inform the Employer Groups and Members of, among other things, the availability of Legacy United Entities’ Plans and include a description of options with respect to Health Plan Contracts and Legacy United Entities’ Plans (the “Member Materials”). The Administrator shall deliver to each Broker/Consultant, on behalf of United, a notice prepared by United which shall inform the Brokers/Consultants of the proposed transition and contain sufficient information to enable the Brokers/Consultants to respond to questions from Employer Groups and Members and effectively assist in the transition of Employer Groups and Members to Legacy United Entities’ Plans (the “Broker/Consultant Materials”). To the extent required by applicable Law or deemed necessary or advisable by United, United shall cause the Member Materials and the Broker/Consultant Materials to be reviewed by and found acceptable to the applicable Governmental Entities prior to mailing. The Termination Notice, Member Materials and Broker/Consultant Materials shall be substantially in the form set forth on Exhibit B. United shall supply the Administrator with sufficient copies of the Member Materials and Broker/Consultant Materials for the mailings contemplated by this Agreement, and shall bear sole responsibility for, and all costs and expenses associated with, the timely printing of such materials. The Administrator shall produce sufficient copies of the Termination Notice for the mailings contemplated by this Agreement, and the Company shall bear sole responsibility for, and all costs and expenses associated with, the timely printing of such materials. United hereby covenants that any Member Materials and Broker/Consultant Materials to be included in the mailings contemplated by this Agreement shall comply with applicable Law. The Administrator hereby covenants that any Termination Notices to be included by the Administrator in the mailings contemplated under this Agreement shall comply with applicable Law.

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Section 2.3. Mailings. The Administrator, on behalf of the Company, shall mail promptly, and in no event later than the dates set forth in the Communication Plan, the Termination Notice and Member Materials to every Employer Group and Member (provided that, with respect to Members who reside at the same address, the Administrator may mail one set of such materials to the shared address), and the Broker/Consultant Materials to each Broker/Consultant, with the Company and United each responsible for its pro rata share (based on the amount of materials provided by such Party in the relevant mailing) of the costs and expenses (other than printing costs and expenses) associated with such initial mailings; provided, however, that (a) United shall have no responsibility for any costs or expenses for any such initial mailings that do not include Member Materials or Broker/Consultant Materials, and (b) United shall solely bear responsibility for the costs and expenses associated with any subsequent or repeat mailings made by United or at United’s written request of Member Materials and Broker/Consultant Materials or other materials United desires to send to Employer Groups, Members or Broker/Consultants. The Administrator, at the Company’s sole cost and expense, shall be responsible for all non-renewal and cancellation notifications and other requirements under applicable Law with respect to the Health Plan Contracts, Employer Groups and the Membership, including those notifications and other requirements required in the event that the Legacy United Entities choose not to enroll any Employer Group or Member upon expiration of the applicable Health Plan Contract. United and the Administrator agree to cooperate with each other with respect to the timing and content of such non-renewal and, if requested, cancellation notifications to the Membership in order to facilitate the Administrator’s fulfillment of its legal obligations with respect to the Membership.

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ARTICLE III.

ADDITIONAL COVENANTS

Section 3.1. Rates. United shall have sole authority for: (i) developing the rates for Legacy United Entities’ Plans; (ii) if and to the extent required by applicable Law, obtaining approval from the appropriate Governmental Entities for the rates and other terms of the Legacy United Entities’ Plans and of any activities of United related to the transition of Employer Groups and Members or otherwise in connection with the transactions contemplated hereby; (iii) utilizing such rates to calculate premiums according to established underwriting guidelines, as such guidelines are applied by United in a manner consistent with United’s application thereof to business other than the Business, for Legacy United Entities’ Plans in compliance with applicable Law; (iv) subject to the provisions of Sections 1.2(b), 2.1, 2.2, and 2.3 hereof, soliciting, marketing to, and otherwise contacting Brokers, Consultants and Employer Groups with regard to Legacy United Entities’ Plans; and (v) negotiating the terms of all Legacy United Entities’ Plans.

Section 3.2. Brokers/Consultants. The Administrator, on behalf of the Company, shall provide United the name and contact information for, and introductions to, Brokers/Consultants, and shall use commercially reasonable efforts to introduce United to such Broker/Consultants. United shall, in United’s discretion, consider (i) appointing such Brokers/Consultants to the extent that they are not currently appointed by the Legacy United Entities to serve as Brokers/Consultants on behalf of one or more Legacy United Entities’ Plans and (ii) entering into contracts with such Brokers/Consultants.

Section 3.3. Additional Undertakings by the Administrator with Respect to the Business. The Administrator shall or shall cause its Affiliates to:

(a) Prepare and deliver to United, in accordance with the timeframes set forth in the Transition Schedule, underwriting reports which list, as of the effective date of each such report, (i) Member census data (including zip code, age or date of birth, gender and plan type (e.g., employee-only, employee and spouse, employee-spouse-dependent)), (ii) agreed upon financial data (including premiums, claims data and large claims reporting (by group)) and (iii) risk scores, if any. A form of agreed upon underwriting report is attached hereto as Schedule 3.3(a).

(b) Conduct and administer the Business in the ordinary course of business throughout the Transition Period consistent with past practice, taking into account the winding up and running out of the Business as contemplated under this Agreement. Without limiting the generality of the foregoing sentence, the Administrator shall, taking into account the winding up and running out of the Business as contemplated under this Agreement, and as reasonably practicable taking into consideration the modifications to the Administrator’s and the Company’s business pursuant to the Stock Purchase Agreement and this Administrative Services Agreement, use commercially reasonable effort to preserve its relationships with Governmental Entities, Brokers/Consultants, employees and Employer Groups and Members. For the avoidance of doubt, the obligations of the Administrator to use its commercially reasonable efforts in accordance with the preceding sentence shall not require it to (A) provide any compensation (or incur any other material cost or expense) with respect to an employee in excess of any such employee’s normal compensation in effect from time to time or (B) make any non-monetary change to its employment practices. Except as provided in this Agreement, the Administrator, on behalf of the Company, shall not terminate existing contracts with self-funded Employer Groups, if any, following the Effective Date without the prior consent of United, which shall not be unreasonably withheld, delayed or conditioned.

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